The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell, nor do they seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. A registration statement relating to these securities has been declared effective by the Securities and Exchange Commission.

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-210338

SUBJECT TO COMPLETION, DATED OCTOBER 3, 2017

PROSPECTUS SUPPLEMENT

(To Prospectus dated July 21, 2016)

U.S.$

Federative Republic of Brazil

% Global Bonds due 2028

Brazil is offering U.S.$             aggregate principal amount of its % global bonds due 2028 (the “global bonds”).

Brazil will pay interest on the global bonds on January 13 and July 13 of each year, commencing on January 13, 2018. The global bonds will mature on January 13, 2028.

Brazil may redeem the global bonds before maturity, at par plus the Make-Whole Amount and accrued interest, as described in the section entitled “Description of the Global Bonds—Optional Redemption” in this prospectus supplement. The global bonds will not be entitled to the benefit of any sinking fund.

The global bonds will contain “collective action clauses.” Under these provisions, which differ from the terms of Brazil’s public external indebtedness issued prior to July 2, 2015, Brazil may amend the payment provisions of the global bonds and other reserve matters listed in the indenture with the consent of the holders of: (1) with respect to a single series of debt securities, more than 75% of the aggregate principal amount outstanding of such series; (2) with respect to two or more series of debt securities, if certain “uniformly applicable” requirements are met, more than 75% of the aggregate principal amount of the outstanding debt securities of all series affected by the proposed modification, taken in the aggregate; or (3) with respect to two or more series of debt securities, whether or not certain “uniformly applicable” requirements are met, more than 66 2/3% of the aggregate principal amount of the outstanding global bonds of all series affected by the proposed modification, taken in the aggregate, and more than 50% of the aggregate principal amount of the outstanding debt securities of each series affected by the proposed modification, taken individually.

Application will be made to list the global bonds on the Luxembourg Stock Exchange for trading on the Euro MTF Market.

See “Risk Factors” beginning on page S-8 to read about certain risk factors you should consider before investing in the global bonds.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Global Bond		Total
Public offering price (1)		%	U.S.$
Underwriting discount		%	U.S.$
Proceeds, before expenses, to Brazil (1)		%	U.S.$

(1)	Plus accrued interest, if any, from October 13, 2017, the date Brazil expects to deliver the global bonds offered by this prospectus supplement.

The global bonds will be ready for delivery in book-entry form only through the facilities of The Depository Trust Company (“DTC”); Euroclear Bank S.A./N.V. (“Euroclear”); and Clearstream Banking, société anonyme, Luxembourg (“Clearstream, Luxembourg”) against payment on or about October 13, 2017.

Joint Lead Managers and Joint Bookrunners

Deutsche Bank Securities	Itaú BBA	Santander

The date of this prospectus supplement is October         , 2017.

Brazil has provided only the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. Brazil has not authorized anyone to provide you with different information. Brazil is not making an offer of these securities in any state where the offer is not permitted.

This prospectus supplement can only be used for the purposes for which it has been published.

Prospectus Supplement

Prospectus

SUMMARY

This summary highlights information contained elsewhere in this prospectus supplement and the accompanying prospectus. It is not complete and may not contain all of the information that you should consider before investing in the global bonds. You should read this entire prospectus supplement and the accompanying prospectus carefully.

The Issuer

Overview

Brazil is the fifth largest country in the world and occupies nearly half the land area of South America. Brazil shares a border with every country in South America except Chile and Ecuador. The capital of Brazil is Brasília, and the official language is Portuguese. On December 31, 2016, Brazil’s estimated population was approximately 206.1 million.

Brazil is a federative republic with broad powers granted to the Federal Government. Brazil is officially divided into five regions consisting of 26 states and the Federal District, where Brasília is located.

Government

The federal Constitution provides for three independent branches of government: an executive branch headed by the president; a legislative branch consisting of the bicameral National Congress; and a judicial branch consisting of the Federal Supreme Court and lower federal and state courts.

Under the Constitution, the president is elected by direct vote for a four-year term and is eligible to be reelected for a second four-year term. The president’s powers include the right to appoint ministers and key executives in selected administrative posts. Dilma Vana Rousseff was elected president in 2010 and was reelected in 2014 for a second four-year term, which began January 1, 2015. In April 2016, the federal Chamber of Deputies authorized the initiation of impeachment proceedings against President Rousseff based on charges of crimes of malversation (crimes de responsabilidade administrativa) involving alleged improprieties in the execution of the national budget. President Rousseff was suspended from office on May 12, 2016, when the Brazilian Senate voted to hold a trial on impeachment charges against her. The Senate concluded the impeachment trial on August 31, 2016 by voting to permanently remove President Rousseff from office. President Michel Temer took office on the same day for an interim term ending December 2018.

The legislative branch of government consists of a bicameral National Congress composed of the Senate and the Chamber of Deputies. The Senate has 81 senators, who are elected for staggered eight-year terms, and the Chamber of Deputies has 513 deputies, who are elected for concurrent four-year terms. Each state and the Federal District is entitled to elect three senators. The number of federal deputies is based on a proportional representation system weighted in favor of the less-populated states, which assures the smaller states an important role in the National Congress as the population increases in the larger states. During the last general election, which took place in October 2014, 513 deputies and 27 of 81 senators were elected. These officials took office on February 2, 2015.

Judicial power is exercised by the Federal Supreme Court (composed of 11 Justices), the Superior Court of Justice (composed of 33 Justices), the federal regional appellate courts, military courts, labor courts, electoral courts and the several lower federal courts and state courts, comprising both appellate courts and courts of first instance. The Federal Supreme Court, whose members are appointed by the president for life (with mandatory retirement at 75 years of age), has ultimate appellate jurisdiction over decisions rendered by lower federal and state courts on constitutional matters.

Selected Brazilian Economic Indicators

	2012		2013		2014		2015		2016
Gross Domestic Product (“GDP”)
(in billions of current R$)	R$	4,814.8	R$	5,331.6	R$	5,779.0	R$	6,000.6	R$	6,266.9
(in billions of current U.S.$) (1)	U.S.$	2,463.5	U.S.$	2,468.5	U.S.$	2,454.8	U.S.$	1,797.6	U.S.$	1,799.4
Real GDP Growth (decline) (2)		1.9%		3.0%		0.5%		-3.8%		-3.6%
Population (millions) (3)		193.9		201.0		202.8		204.5		206.1
GDP per Capita (in billions of current U.S.$)	U.S.$	12,364.4	U.S.$	12,278.4	U.S.$	12,105.8	U.S.$	8,791.5	U.S.$	8,730.8
Unemployment Rate (4)		7.3%		7.1%		6.8%		8.5%		11.5%
IPCA Rate (5)		5.8%		5.9%		6.4%		10.7%		6.3%
IGP-DI Rate (6)		8.1%		5.5%		3.8%		10.7%		7.2%
Nominal Devaluation Rate (7)		8.9%		14.6%		13.4%		47.0%		-16.5%
Domestic Real Interest Rate (8)		2.5%		2.2%		4.2%		2.4%		7.3%

Balance of Payments (in billions of U.S.$)
Exports		242.3		241.6		224.1		190.1		184.5
Imports		224.9		241.2		230.7		172.4		139.4
Current Account		-74.2		-74.8		-104.2		-59.4		-23.5
Capital and Financial Account (net)		0.2		0.3		0.2		0.5		0.3
Overall Balance (Change in Reserves)		-74.0		-72.7		-100.6		-55.2		-16.2
Reserve Assets		18.9		-5.9		10.8		1.6		9.2
Total Official Reserves		378.6		375.8		374.1		368.7		372.2

Public Finance (% of GDP) (9)
Central Government Primary Balance (10)		-1.8%		-1.4%		0.4%		1.9%		2.5%
Consolidated Public Sector Primary Balance (11)		-2.2%		-1.7%		0.6%		1.9%		2.5%

Federal Public Debt (in billions of R$)
Domestic Federal Public Debt (DFPD)	R$	2,008.0	R$	2,122.8	R$	2,295.9	R$	2,793.0	R$	3,112.9
External Federal Public Debt (EFPD)	R$	91.3	R$	94.7	R$	112.3	R$	142.8	R$	126.5
Total Federal Public Debt (12)	R$	2,099.3	R$	2,217.5	R$	2,408.2	R$	2,935.8	R$	3,239.5
Federal Public Debt as % of Nominal GDP		43.6%		41.6%		41.7%		48.9%		51.7%

General Government Gross and Net Debts
General Government Gross Debt (GGGD) (in billions of R$) (13)	R$	2,583.9	R$	2,748.0	R$	3,252.4	R$	3,927.5	R$	4,378.5
GGGD as % of GDP		53.7%		51.5%		56.3%		65.5%		69.9%
Public Sector Net Debt (PSND) (in billions of R$) (14)	R$	1,550.1	R$	1,626.3	R$	1,883.1	R$	2,136.9	R$	2,892.9
PSND as % of GDP		32.2%		30.5%		32.6%		35.6%		46.2%

(1)	Converted into U.S. dollars based on the weighted average exchange rate for each year.
(2)	Cumulative last twelve months, in current prices, as compared to the prior year.
(3)	Estimated.
(4)	Yearly average unemployment rate.
(5)	The Broad National Consumer Price Index (Índice de Preços ao Consumidor Amplo or “IPCA”) as reported by the Bureau of Geography and Statistics (Fundação Instituto Brasileiro de Geografia e Estatística or “IBGE”).
(6)	The General Price Index-Domestic Supply (Índice Geral de Preços-Disponibilidade Interna or “IGP-DI”) is one indicator of inflation. While many inflation indicators are used in Brazil, the IGP-DI, calculated by the Getúlio Vargas Foundation, an independent research organization, is one of the most widely utilized indices.
(7)	Year-over-year percentage appreciation of the U.S. dollar against the Brazilian real (sell side).
(8)	Accumulated monthly “Selic” interest rate deflated by the monthly IPCA.
(9)	Calculated using the “below the line” method corresponding to the change in the total net debt (domestic or external) of the public sector. Therefore, surpluses are represented by negative numbers and deficits are represented by positive numbers.

(10)	The central government consists of the National Treasury Secretariat (Secretaria do Tesouro Nacional), the Social Security System (Sistema de Previdência Social) and the Central Bank. The consolidated public sector consists of the central government, regional governments (including sate and municipal governments) and state-owned enterprises, other than Petróleo Brasileiro S.A. -Petrobras and Centrais Elétricas Brasileiras S.A.-Eletrobras.
(11)	Primary balance represents Federal Government revenues less government expenditures, excluding interest expenditures on public debt.
(12)	Total Federal Public Debt, as reported by the National Treasury Secretariat.
(13)	The General Government Gross Debt (“General Government Gross Debt” or “GGGD”) refers to debt of the federal, state and municipal governments, both with the private sector and the public financial sector. However, debts that are the responsibility of state-owned enterprises (at the three levels of government) are not included in the GGGD. Central Bank liabilities likewise are not included in this indicator.
(14)	The Public Sector Net Debt (“Public Sector Net Debt” or “PSND”) refers to the total liabilities of the non-financial public sector deducted from its financial assets held by non-financial private agents as well as public and private financial agents. For Brazil, unlike for many other countries, PSND includes Central Bank assets and liabilities including, among other items, international reserves (assets) and the monetary base (liabilities).

Sources: IBGE; Getúlio Vargas Foundation; Central Bank; National Treasury Secretariat.

The Global Bonds

The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this prospectus supplement and the accompanying prospectus.

Issuer	Federative Republic of Brazil

Title of Security	% Global Bonds due 2028

Aggregate Principal Amount	U.S.$

Maturity Date	January 13, 2028

Interest Rate	% per annum, computed on the basis of a 360-day year of twelve 30-day months.

Interest Payment Dates	January 13 and July 13 of each year, starting January 13, 2018.

Price to Public	% of the principal amount, plus accrued interest, if any, from October 13, 2017.

Form	Brazil will issue the global bonds in the form of one or more book-entry securities in fully registered form, without coupons. Brazil will not issue the global bonds in bearer form.

Denominations	Brazil will issue the global bonds only in denominations of U.S.$200,000 and integral multiples of U.S.$1,000 in excess thereof.

Payment of Principal and Interest	Principal and interest on the global bonds will be payable in U.S. dollars or other legal tender, coin or currency of the United States of America.

Status	The global bonds will constitute direct, general, unconditional, unsecured (except as described under the heading “Debt Securities—Negative Pledge” in the accompanying prospectus) and unsubordinated External Indebtedness of Brazil. Brazil has pledged its full faith and credit for the due and punctual payment principal of, premium, if any, on, and interest on of the global bonds. The global bonds will rank without any preference among themselves and equally with all other unsecured and unsubordinated External Indebtedness of Brazil. It is understood that this provision shall not be construed so as to require Brazil to make payments under the global bonds ratably with payments being made under any other External Indebtedness of Brazil.

Optional Redemption	The global bonds will be subject to redemption at the option of Brazil before maturity, on terms described under “Description of the Global Bonds—Optional Redemption” in this prospectus supplement. The global bonds will not be entitled to the benefit of any sinking fund.

Negative Pledge	The global bonds will contain certain covenants, including restrictions on the incurrence of certain liens.

Default	The global bonds will contain events of default, the occurrence of which may result in the acceleration of Brazil’s obligations under the global bonds prior to maturity upon notice by holders of at least 25% of the aggregate principal amount of the outstanding global bonds.

Collective Action Clauses	The global bonds will contain provisions regarding future modifications to their terms that differ from those applicable to Brazil’s outstanding public external indebtedness issued prior to July 2, 2015. Those provisions are described in the sections of this prospectus supplement entitled “Description of the Global Bonds—Amendments and Waivers” and “—Certain Amendments Not Requiring Holder Consent.”

Listing and Admission to Trading	Application will be made to list the global bonds on the Luxembourg Stock Exchange for trading on the Euro MTF Market.

Trustee	The global bonds will be issued pursuant to an Indenture, dated as of July 2, 2015 (the “indenture”), between Brazil and The Bank of New York Mellon, as trustee.

Taxation	For a discussion of the Brazilian and United States tax consequences associated with the global bonds, see “Taxation—Brazilian Taxation” and “—United States Federal Income Taxation” in this prospectus supplement and “Debt Securities—Tax Withholding; Payment of Additional Amounts” in the accompanying prospectus. Investors should consult their own tax advisors in determining the non-United States, United States federal, state, local and any other tax consequences to them of the purchase, ownership and disposition of the global bonds.

Further Issues	From time to time, without the consent of holders of the global bonds, and subject to the required approvals under Brazilian law, Brazil may create and issue additional debt securities with the same terms and conditions as those of the global bonds (or the same except for the amount of the first interest payment and the issue price), provided that such additional debt securities are issued pursuant to a “qualified reopening” of the original series, are otherwise treated as part of the same “issue” of debt instruments as the original series or are issued with no more than a de minimis amount of original issue discount, in each case for U.S. federal income tax purposes. See “Description of the Global Bonds—Further Issues of the Global Bonds” in this prospectus supplement.

Governing Law

The global bonds will be governed by, and interpreted in accordance with, the laws of the State of New York without regard to those principles of conflicts of laws that would require the application of the laws of a jurisdiction other than the State of New York; provided that all matters related to the consent of holders and modifications to the indenture or the global bonds will always be governed by and construed in accordance with the laws of the State of New York; provided further that the laws of Brazil will govern all matters governing authorization and execution of the indenture and the global bonds by the Federative Republic of Brazil.

Arbitration Clause	The global bonds will contain an agreement on the part of Brazil, the trustee and the holders of the global bonds that any dispute, controversy or claim arising out of or relating to the indenture or the global bonds shall be finally settled by arbitration in New York, New York in accordance with the Arbitration Rules of the United Nations Commission on International Trade Law (excluding Article 26 thereof) in effect on the date of the indenture, unless the holder elects to bring a claim in a competent court in Brazil against Brazil only, as may be permitted by the terms of the global bonds. In arbitration proceedings, Brazil will not raise any defense that it could not raise but for the fact that it is a sovereign state. Brazil will not waive and expressly reserves any right to sovereign immunity from any legal process to which it may be entitled in jurisdictions other than Brazil with respect to the enforcement of any award rendered by an arbitral tribunal constituted under the terms of the global bonds or the indenture. No arbitration proceeding under the indenture or the global bonds shall be binding upon or in any way affect the right or interest of any person other than the claimant or respondent with respect to such arbitration. The provisions are described further in the section entitled “Arbitration and Enforceability” in the accompanying prospectus.

Conflict of Interest	An affiliate of an underwriter holds certain of the outstanding global bonds of Brazil and may receive more than 5% of the proceeds from the offering to the extent it participates in the liability management transaction. As a result, this offering is being conducted in accordance with FINRA Rule 5121.

RISK FACTORS

This section describes certain risks associated with investing in the global bonds. You should consult your financial and legal advisors about the risk of investing in the global bonds. Brazil disclaims any responsibility for advising you on these matters.

The information in this section is directed to investors who are U.S. residents and does not address risks for investors who are not U.S. residents. We disclaim any responsibility to advise prospective purchasers who are residents of countries other than the United States with respect to any matters that may affect the purchase, holding or receipt of payments of the global bonds. If you are not a U.S. resident, you should consult your own financial and legal advisors.

Risk Factors Relating to Brazil

Brazil’s economy is vulnerable to external shocks and to more general “contagion” effects, each of which could have a material adverse effect on Brazil’s economic growth and its ability to raise funding in the external debt markets in the future.

Emerging market investment generally poses a degree of risk because the economies in the developing world are susceptible to destabilization resulting from domestic and international developments.

Brazil’s economy is vulnerable to external shocks, including adverse economic and financial developments in other countries and market developments. A significant increase in interest rates in the international financial markets may adversely affect the liquidity of, and trading markets for, the global bonds. In addition, a significant drop in the price of commodities produced in Brazil, such as iron ore, oil, soybeans, sugar and corn, could adversely affect the Brazilian economy. A significant decline in the economic growth or demand for imports of any of Brazil’s major trading partners, such as China, the European Union, or the United States, could have a material adverse impact on Brazil’s exports and balance of trade and adversely affect Brazil’s economic growth.

In addition, because international investors’ reactions to the events occurring in one emerging market country sometimes produce a “contagion” effect, in which an entire region or class of investment is disfavored by international investors, Brazil could be adversely affected by negative economic or financial developments in other countries. Brazil has been adversely affected by such contagion effects on a number of occasions, including following the 1997 Asian financial crisis, the 1998 Russian financial crisis, the 2001 Argentine financial crisis and the 2008 global economic crisis. Similar developments may affect the Brazilian economy in the future.

We cannot assure you that any developments like those described above will not negatively affect investor confidence in mature market economies, emerging markets or the economies of the principal countries in Latin America, including Brazil. In addition, we cannot assure you that these events will not adversely affect Brazil’s economy and its ability to raise funding in the external debt markets in the future. See “Forward-Looking Statements” in this prospectus supplement.

Brazil’s economy is vulnerable to a number of internal risks, each of which could have a material adverse effect on Brazil’s economic growth and on the liquidity of, and trading markets for, the bonds.

Brazil’s economy, and therefore its government finances, are subject to risks arising from internal developments in Brazil. These include general economic and business conditions in Brazil, the level of consumer demand, the level of confidence that domestic consumers and foreign investors have in the economic and political conditions in Brazil, present and future exchange rates of the Brazilian currency, the level of domestic debt, domestic inflation, the ability of Brazil to generate a primary budget surplus, the level of foreign direct and portfolio investment, the level of domestic interest rates, the degree of political uncertainty at the federal and state level in Brazil, and ongoing investigations into corruption (including the investigation referred to as “Lava Jato”) and their impact on political and economic conditions in the country.

Any of these factors or similar events or developments may adversely affect the liquidity of, and trading markets for, the global bonds.

Adverse changes in Brazil’s credit rating could adversely affect the liquidity of and demand for Brazil’s debt securities and Brazil’s access to the international financial markets.

Moody’s Credit Ratings, Standard & Poor’s and Fitch have each placed Brazil’s long-term foreign and local-currency debt on negative rating outlooks. Brazil’s ratings or outlooks may be downgraded further or placed on watch by Moody’s, Standard & Poor’s and Fitch or any other rating agency in the future, potentially affecting the trading price for the bonds and the liquidity of and demand for Brazil’s debt securities in general. Downgrades could also adversely affect the cost of funding and terms on which Brazil is able to borrow in the international financial markets and may adversely affect Brazil’s access to the international financial markets.

The Brazilian economy is in recession and may continue to contract in the future, which could have a material adverse effect on public finances and on the market price of the global bonds.

The Brazilian economy contracted for eight consecutive quarters between the first quarter of 2015 and the last quarter of 2016. GDP declined 3.8% in 2015 and declined 3.6% in 2016. Market expectations point to a GDP growth less than the assumption in the 2017 budget, consistent with the higher probability that the recovery of the economic activity will be slower and more gradual than previously expected. In the first quarter of 2017, Brazil’s GDP increased 1.0% compared to the fourth quarter of 2016, the first positive result after eight consecutive negative quarterly results on a quarter-over-quarter basis, but decreased 0.4% compared to the same quarter in 2016. In the second quarter of 2017, Brazil’s GDP increased 0.2% compared to the first quarter of 2017 and 0.3% compared to the same quarter in 2016, the first positive result after twelve consecutive negative quarterly results on a year-over-year basis. Current market expectations point to a GDP growth of 0.5% for 2017 and 2.1% for 2018, consistent with these higher-than-expected GDP figures for the second quarter of 2017.

However, Brazil cannot assure investors that its economy will continue to grow in the future. Brazil’s economic growth depends on a variety of factors, including, among others, international demand and prices for Brazilian exports, climatic factors affecting Brazil’s agricultural sector, fiscal and monetary policies, confidence among Brazilian consumers and foreign and domestic investors and their rates of investment in Brazil, the willingness and ability of businesses to engage in new capital spending, the exchange rate and the rate of inflation. Some of these factors are outside Brazil’s control. A sustained or deepened recession could result in a material decrease in Brazil’s fiscal revenues, or a significant depreciation of the real over an extended period of time could adversely affect Brazil’s debt/GDP ratio, which could in turn materially and adversely affect the market price of the global bonds and the ability of Brazil to service its public debt, particularly its debt obligations denominated in foreign currencies, including the global bonds.

An increase in inflation and government measures to curb inflation may adversely affect the Brazilian economy.

Brazil’s economy has experienced high levels of inflation in the past and may experience high levels in the future. Periods of rapid economic expansion and contraction in Brazil have resulted in volatile rates of inflation. In the future, significant inflation may cause Brazil to impose controls on credit or prices, or to take other action, which could inhibit Brazil’s economic growth. In addition, inflation can result in greater market volatility by causing economic uncertainties and reduced consumption, GDP growth and consumer confidence. Inflation, measures to combat inflation and public speculation about possible additional actions have also contributed to economic uncertainty in Brazil in the past and could produce uncertainty in the future. Any of these factors can have a material adverse effect on Brazil’s results of operations and financial condition.

The ongoing investigations into corruption, including Lava Jato, and political developments may lead to political instability and a decline in confidence by consumers and foreign investors in the stability and transparency of the Brazilian government, and may have a material adverse effect on Brazil’s economy, demand for Brazil’s debt securities and Brazil’s access to international financial markets.

Lava Jato and other investigations into corruption may lead to further allegations and charges against Brazilian federal and state government officials and senior management of Brazilian industry. Numerous elected officials, public servants and executives and other personnel of major companies have been subject to investigation, arrest, criminal charges and other proceedings.

There can be no assurance that other federal or state officials or senior management of Brazilian industry will not be charged with corruption-related crimes in the Lava Jato or other investigations into corruption. Additional allegations, trials and convictions may lead to political instability and a decline in confidence by consumers and foreign direct investors in the stability and transparency of the Brazilian government, and may have a material adverse effect on Brazil’s economic growth, on the demand for Brazil’s debt securities, including the global bonds, and on Brazil’s access to the international financial markets.

Risk Factors Relating to the Global Bonds

Brazil is a foreign state and accordingly it may be difficult to obtain or enforce judgments or arbitral awards against it.

Brazil has agreed to arbitrate in New York, New York any dispute, controversy or claim arising out of or relating to the indenture, the global bonds or any coupon appertaining thereto. As a result, an arbitration proceeding in New York, New York is the exclusive forum in which a holder may assert a claim against Brazil, unless the holder elects to bring a claim in a competent court in Brazil against Brazil only, as may be permitted by the terms of the global bonds. Brazil is a foreign state and has not waived any immunity or submitted to the jurisdiction of any court outside Brazil. In addition, it may not be possible for investors to effect service of process upon Brazil within their own jurisdiction, obtain jurisdiction over Brazil in their own jurisdiction or enforce against Brazil judgments or arbitral awards obtained in their own jurisdiction. See “Arbitration and Enforceability” in the accompanying prospectus.

The price at which the global bonds will trade in the secondary market is uncertain.

Brazil has been advised by the underwriters that they intend to make a market in the global bonds but are not obligated to do so and may discontinue market making at any time without notice. Application will be made to list the global bonds on the Luxembourg Stock Exchange and to have the global bonds admitted to trading on the Euro MTF Market. We cannot assure you as to the liquidity of the trading market for the global bonds. The price at which the global bonds will trade in the secondary market is uncertain.

The global bonds will contain provisions that permit Brazil to amend the payment terms without the consent of all holders.

The global bonds will contain provisions regarding acceleration and voting on future amendments, modifications, changes and waivers, which are commonly referred to as “collective action clauses.” Under these provisions, certain key provisions of the global bonds may be amended without your consent, including the maturity date, interest rate and other payment terms. See “Description of the Global Bonds—Default; Acceleration of Maturity” and “—Meetings and Amendments” in this prospectus supplement.

TABLE OF REFERENCES

The information incorporated by reference from Brazil’s annual report on Form 18-K, as amended from time to time, includes but is not limited to, the following items:

EC No. 809/2004 Item	Annual Report on Form 18-K for 2016
Issuer’s position within the governmental framework	“The Federative Republic of Brazil—Form of Government” on pages D-13 to D-14 of Exhibit D

Geographic location and legal form of the issuer	“The Federative Republic of Brazil—Geography and Population” and “—Form of Government” on pages D-12 to D-13 and D-13 to D-14 of Exhibit D

Recent events relevant to the issuer’s solvency	“The Brazilian Economy—Historical Background” and “—Economy in 2016” on pages D-18 and D-18 to D-20 of Exhibit D

Structure of the issuer’s economy	“Principal Sectors of the Economy” on pages D-20 to D-23 of Exhibit D

Gross domestic product	“The Brazilian Economy—Economy in 2016—Gross Domestic Product” on pages D-18 to D-20 of Exhibit D

Brazil’s political system and government	“The Federative Republic of Brazil—Form of Government” on pages D-13 to D-14 of Exhibit D

Tax and budgetary systems of the issuer	“Public Finance—Budget Process” and “—Taxation and Revenue Sharing Systems” on pages D-40 to D-41 and D-41 to D-42 of Exhibit D

Gross public debt of the issuer	“Public Debt” on pages D-44 to D-54 of Exhibit D

Foreign trade and balance of payments	“Balance of Payments—Current Account” on pages D-30 to D-36 of Exhibit D

Foreign exchange reserves	“Balance of Payments—Reserve Assets” on pages D-37 to D-38 of Exhibit D

Financial position and resources	“Balance of Payments—Financial Account” on pages D-36 to D-37 and “Public Finance—2017 Budget” on page D-41 of Exhibit D

Income and expenditure figures and 2017 Budget	“Public Finance—2017 Budget” on page D-41 of Exhibit D

ABOUT THIS PROSPECTUS SUPPLEMENT

Brazil, having taken all reasonable care to ensure that such is the case, confirms that the information contained in this prospectus (which includes this prospectus supplement together with the attached prospectus dated July 21, 2016) is, to the best of Brazil’s knowledge, in accordance with the facts in all material respects and contains no material omission likely to affect its import. Brazil accepts responsibility accordingly.

No person is authorized to make any representation or give any information not contained in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. Brazil has provided only the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. Brazil has not authorized anyone to provide you with different information. Please see “General Information—Where You Can Find More Information” for information on the documents that are incorporated by reference in this prospectus supplement and the accompanying prospectus.

Brazil is not offering to sell or soliciting offers to buy any securities other than the global bonds offered under this prospectus supplement, nor is Brazil offering to sell or soliciting offers to buy the global bonds in places where such offers are not permitted by applicable law. You should not assume that the information in this prospectus supplement or the accompanying prospectus, or the information Brazil has previously filed with the Securities and Exchange Commission, or the “SEC,” and incorporated by reference in this prospectus supplement and the accompanying prospectus, is accurate as of any date other than their respective dates. Brazil’s economic, fiscal or political circumstances may have changed since such dates.

The global bonds described in this prospectus supplement are debt securities of Brazil being offered under registration statement no. 333-210338 filed with the SEC under the U.S. Securities Act of 1933, as amended by the pre-effective amendment no.1 filed with the SEC on May 31, 2016. The accompanying prospectus is part of that registration statement. The accompanying prospectus provides you with a general description of the securities that Brazil may offer, and this prospectus supplement contains specific information about the terms of this offering and the global bonds. This prospectus supplement also adds, updates or changes information provided or incorporated by reference in the accompanying prospectus. Consequently, before you invest, you should read this prospectus supplement together with the accompanying prospectus as well as the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. Those documents (such as Brazil’s annual report on Form 18-K for 2016, which was filed with the SEC on September 29, 2017, as amended from time to time (the “2016 Annual Report”)) contain information regarding Brazil, the global bonds and other matters. The registration statement, any post-effective amendments thereto, the various exhibits thereto, and the documents incorporated therein and herein by reference, contain additional information about Brazil and the global bonds. All of those documents may be inspected at the office of the SEC. Our SEC filings are also available to the public from the SEC’s website at http://www.sec.gov. Certain terms used but not defined in this prospectus supplement are defined in the prospectus.

References to “U.S.$,” “$” or “dollars” in this prospectus supplement are to U.S. dollars and references to “R$,” “BRL,” “real” or “reais” are to Brazilian reais.

The distribution of this prospectus supplement and the accompanying prospectus and the offering of the global bonds in certain jurisdictions may be restricted by law. Persons who receive copies of this prospectus supplement and the accompanying prospectus should inform themselves about and observe those restrictions. See “Underwriting” in this prospectus supplement.

FORWARD-LOOKING STATEMENTS

Brazil has made forward-looking statements in this prospectus supplement and the accompanying prospectus. Statements that are not historical facts are forward-looking statements. These statements are based on Brazil’s current plans, estimates, assumptions and projections. Therefore, you should not place undue reliance on them. Forward-looking statements speak only as of the date they are made, and Brazil undertakes no obligation to update any of them in light of new information or future events.

Forward-looking statements involve inherent risks. Brazil cautions you that a number of factors could cause actual results to differ materially from those contained in any forward-looking statements. These factors include, but are not limited to:

•	External factors, such as:

•	the impact of the international economic environment on the Brazilian economy, including liquidity in the international financing markets and volatility in international equity, debt and foreign exchange markets;

•	interest rates in financial markets outside Brazil;

•	the impact of changes in the credit rating of Brazil;

•	the impact of changes in the international prices of commodities;

•	economic conditions in Brazil’s major export markets; and

•	the decisions of international financial institutions regarding the terms of their financial arrangements with Brazil or mature market economies.

•	Internal factors, such as:

•	general economic and business conditions in Brazil;

•	present and future exchange rates of the Brazilian currency;

•	foreign currency reserves;

•	the level of domestic debt;

•	domestic inflation;

•	the ability of Brazil to effect key economic reforms and to generate a primary budget surplus;

•	the level of foreign direct and portfolio investment;

•	the level of Brazilian domestic interest rates;

•	political instability in Brazil; and

•	the government’s ability to implement and the results of governmental policies and economic reforms.

•	Other factors discussed in the section “Risk Factors.”

USE OF PROCEEDS

Brazil intends to use the net proceeds of the sale of the global bonds, (i) in part, for refinancing, repurchase or retirement of domestic and/or external indebtedness of Brazil from time to time, including to pay the purchase price for certain outstanding bonds of Brazil, which Brazil may purchase pursuant to a tender offer, on the terms and subject to the conditions set forth in the offer to purchase, dated October 3, 2017; (ii) in part, to redeem part or all of its outstanding 5.875% Global Bonds due 2019 (the “2019 Bonds”); and (iii) in part. for the general purposes of the Federal Government. The outstanding principal amount of the 2019 Bonds, which are scheduled to mature on January 15, 2019, is approximately U.S.$1,763,202,000.

An affiliate of an underwriter holds certain of the outstanding global bonds of Brazil and may receive more than 5% of the proceeds from the offering to the extent it participates in the liability management transaction. As a result, this offering is being conducted in accordance with FINRA Rule 5121.

DESCRIPTION OF THE GLOBAL BONDS

Brazil will issue the global bonds under the indenture, dated as of July 2, 2015, between Brazil and The Bank of New York Mellon, as trustee.

The following is a description of the material provisions of the global bonds and the indenture. The description may not contain all of the information that is important to you as a potential investor in the global bonds. Therefore, Brazil urges you to read the indenture and the form of global bond in making your decision on whether to invest in the global bonds. Brazil has filed a copy of these documents with the SEC and will also deposit copies of these documents at the office of the trustee in New York City.

The following description of the particular terms of the global bonds offered hereby supplements and replaces any inconsistent information set forth in the description of the general terms and provisions of the debt securities set forth in the prospectus.

General Terms of the Global Bonds

The global bonds will:

•	be issued in an aggregate principal amount of U.S. $ .

•	mature at par on January 13, 2028.

•	bear interest at %, calculated on the basis of a 360-day year consisting of twelve 30-day months, from October 13, 2017.

•	pay interest semi-annually in arrears on January 13 and July 13 of each year, starting on January 13, 2018, to be paid to the person in whose name the global bond is registered at the close of business on the preceding December 29 and June 28.

•	contain provisions which are described in the sections entitled “—Default; Acceleration of Maturity,” “—Certain Amendments Not Requiring Holder Consent” and “—Amendments and Waivers” in this prospectus supplement. Under these provisions, Brazil may, among other things, amend the payment provisions of the global bonds and certain other terms without your consent.

•	contain provisions described in “Arbitration and Enforceability” in the accompanying prospectus.

•	be direct, general, unconditional, unsecured (except as described under the heading “Debt Securities— Negative Pledge” in the accompanying prospectus) and unsubordinated External Indebtedness of Brazil. Brazil has pledged its full faith and credit for the due and punctual payment of principal of, premium, if any, on, and interest on the global bonds. The global bonds will rank without any preference among themselves and equally with all other unsecured and unsubordinated External Indebtedness of Brazil. It is understood that this provision shall not be construed so as to require Brazil to make payments under the global bonds ratably with payments being made under any other External Indebtedness of Brazil.

•	be recorded on, and transferred through, the records maintained by DTC and its direct and indirect participants, including Euroclear and Clearstream, Luxembourg.

•	be issued in fully registered form, without coupons, in minimum denominations of U.S.$200,000 and integral multiples of U.S.$1,000 in excess thereof.

•	be available in certificated form only under certain limited circumstances.

•	be redeemable at the option of Brazil before maturity. See “—Optional Redemption” in this prospectus supplement.

•	not be entitled to the benefit of any sinking fund.

The global bonds will contain provisions regarding acceleration and voting on amendments, modifications, changes and waivers, described in this prospectus supplement, that differ from those applicable to Brazil’s outstanding public external indebtedness issued prior to July 2, 2015. These provisions are commonly referred to as “collective action clauses.” Under these provisions, Brazil may amend the payment provisions of the global bonds and other reserve matters listed in the indenture with the consent of the holders of: (1) with respect to a single series of debt securities, more than 75% of the aggregate principal amount outstanding of such series; (2) with respect to two or more series of debt securities, if certain “uniformly applicable” requirements are met, more than 75% of the aggregate principal amount of the outstanding debt securities of all series affected by the proposed modification, taken in the aggregate; or (3) with respect to two or more series of debt securities, whether or not certain “uniformly applicable” requirements are met, more than 66 2/3% of the aggregate principal amount of the outstanding debt securities of all series affected by the proposed modification, taken in the aggregate, and more than 50% of the aggregate principal amount of the outstanding debt securities of each series affected by the proposed modification, taken individually. Those provisions are described in the sections entitled “—Default; Acceleration of Maturity” and “—Amendments and Waivers” in this prospectus supplement.

“External Indebtedness” means Indebtedness for money borrowed which is payable by its terms or at the option of its holder in any currency other than Brazilian currency (other than any such Indebtedness that is originally issued within Brazil).

“Indebtedness” means all unsecured and unsubordinated obligations of Brazil in respect of money borrowed and guarantees given by Brazil in respect of money borrowed by others.

“Public External Indebtedness” means any Public Indebtedness of Brazil which is payable by its terms or at the option of its holder in any currency other than Brazilian currency (other than such Public Indebtedness that is originally issued within Brazil); settlement of original issuance by delivery of Public Indebtedness (or the instruments evidencing such Public Indebtedness including by means of a book entry system) within Brazil shall be deemed to be original issuance within Brazil.

“Public Indebtedness” means any payment obligation, including any contingent liability, of any person arising from bonds, debentures, notes or other securities which (i) are, or were intended at the time of issuance to be quoted, listed or traded on any securities exchange or other securities market (including, without limiting the generality of the foregoing, securities eligible for resale pursuant to Rule 144A under the U.S. Securities Act of 1933, as amended (or any successor law or regulation of similar effect)) and (ii) have an original maturity of more than one year or are combined with a commitment so that the original maturity of one year or less may be extended at the option of Brazil to a period in excess of one year.

Optional Redemption

Prior to October 13, 2027 (three months prior to the maturity date of the global bonds), Brazil will have the right at its option, upon giving not less than 30 days’ notice, to redeem the global bonds prior to their maturity, in whole at any time or in part from time to time, at a redemption price equal to the principal amount thereof, plus the Make-Whole Amount (as defined below), plus accrued and unpaid interest on the principal amount of the global bonds to the date of redemption. “Make-Whole Amount” means the excess of (i) the sum of the present values of each remaining scheduled payment of principal and interest on the global bonds (exclusive of interest accrued to the date of redemption), discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus          basis points over (ii) the principal amount of such global bonds.

At any time on or after October 13, 2027 (three months prior to the maturity date of the global bonds), Brazil will have the right at its option, upon giving not less than 30 days’ nor more than 60 days’ notice, to redeem the global bonds prior to their maturity, in whole at any time or in part from time to time, at a redemption price equal to 100% of the principal amount of the global bonds to be redeemed, plus accrued and unpaid interest and additional amounts, if any, on the principal amount of the global bonds to, but excluding, the date of redemption.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity or interpolated maturity of the Comparable Treasury Issue (as defined below), assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

“Comparable Treasury Issue” means the United States Treasury security or securities selected by an Independent Investment Banker (as defined below) as having an actual or interpolated maturity comparable to the remaining term of the global bonds to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of investment grade debt securities of a comparable maturity to the remaining term of such global bonds.

“Independent Investment Banker” means one of the Reference Treasury Dealers (as defined below) appointed by Brazil.

“Comparable Treasury Price” means, with respect to any redemption date, (i) the average of the Reference Treasury Dealer Quotations (as defined below) for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotation or (ii) if Brazil obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Reference Treasury Dealer” means Deutsche Bank Securities Inc. and four other dealers selected by Brazil, or their affiliates that are primary United States government securities dealers, and their respective successors; provided that if any of the foregoing shall cease to be a primary United States government securities dealer in New York City (a “Primary Treasury Dealer”), Brazil will substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by Brazil, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to Brazil by such Reference Treasury Dealer at 3:30 pm New York time on the third business day preceding such redemption date.

Payment of Principal and Interest

As long as the global bonds are in the form of fully registered book-entry securities, registered in the name of DTC or a nominee of DTC, Brazil will make payments of principal and interest on the global bonds in U.S. dollars to DTC, which will receive the funds for distribution to the beneficial holders of the global bonds. Brazil expects that holders of the global bonds will be paid in accordance with the procedures of DTC and its direct and indirect participants. Neither Brazil nor the paying agent will have any responsibility or liability for any aspect of the records of, or payments made by, DTC or its direct and indirect participants or any failure on the part of DTC or its direct and indirect participants in making payments to holders of the global bonds from the funds DTC receives.

If the global bonds are issued in certificated form and your name is listed as the registered holder of a global bond in the security register maintained by the trustee, Brazil will make its interest and principal payments to you by wire transfer if:

•	you own at least U.S.$1,000,000 aggregate principal amount of the global bonds;

•	not less than 15 days before the payment date, you notify the trustee in writing of your election to receive payment by wire transfer and provide it with your bank account information and wire transfer instructions; and

•	with respect to principal payments, you surrender the global bonds at the corporate trust office of the trustee or at the office outside the United States of the other paying agents that Brazil appoints pursuant to the indenture.

If Brazil does not pay interest by wire transfer as described above for any reason, it will, subject to applicable laws and regulations, mail a check to you on or before the due date for the payment at your address as it appears on the security register maintained by the trustee on the applicable record date.

If any date for an interest or principal payment is a day on which the law at the place of payment permits or requires banking institutions to close, Brazil will make the payment on the next banking day at such place. Brazil will treat such payments as if they were made on the due date, and no interest on the global bonds will accrue as a result of this delay in payment.

Subject to any relevant unclaimed property laws or regulations, if any money that Brazil pays to the trustee for the payment of principal of or interest on the global bonds is not claimed at the end of two years after the principal or interest was due and payable, the trustee will repay the money to Brazil. After any such repayment, the trustee will not be liable with respect to the payments. However, Brazil’s obligations to pay the principal of and interest on the global bonds as they become due will not be affected by such repayment. The global bonds will become void unless presented for payment within five years after the maturity date (or a shorter period if provided by applicable law).

Default; Acceleration of Maturity

Any of the following events will be an event of default with respect to the global bonds:

(a) a default by Brazil in any payment of principal of or interest on the global bonds which continues for 30 days after such payment was due;

(b) a default which is materially prejudicial to the interests of the holders of the global bonds in the performance of any other obligation under the global bonds, which continues for 60 days after the written notice requiring such default to be remedied is given by the trustee or the holders of not less than 25% in aggregate principal amount of global bonds then outstanding;

(c) an acceleration of in excess of $25,000,000 (or its equivalent in any other currency) in aggregate principal amount of Public External Indebtedness of Brazil by reason of an event of default (however described) arising from Brazil’s failure to make any payment of principal, premium, if any, or interest under that Public External Indebtedness when due;

(d) a failure of Brazil to make any payment in respect of Public External Indebtedness of Brazil in an aggregate principal amount in excess of $25,000,000 (or its equivalent in any other currency) when due (as such date may be extended by virtue of any applicable grace period or waiver), which continues for 30 days after written notice requiring such default to be remedied is given by the trustee or the holders of not less than 25% in aggregate principal amount of global bonds then outstanding;

(e) a declaration by Brazil of a moratorium with respect to the payment of principal of, or premium, if any, on or interest on Public External Indebtedness of Brazil which does not expressly exclude the global bonds and which is materially prejudicial to the interests of the holders of the global bonds; or

(f) a denial by Brazil of its obligations under the global bonds.

If any of the events of default described above occurs and is continuing, the trustee or the holders of at least 25% of the aggregate principal amount of the global bonds then outstanding may declare all the global bonds to be due and payable immediately by giving written notice to Brazil, with a copy to the trustee, and the same shall become and shall be due and payable upon the date that such written notice is received by or on behalf of Brazil, unless prior to such date all events of default in respect of all the global bonds shall have been cured.

Holders holding global bonds representing in the aggregate more than 50% of the principal amount of the then-outstanding global bonds, by written notice to Brazil and to the trustee, may waive any existing defaults and their consequences on behalf of the holders of all of the global bonds if:

•	following the declaration that the principal of the global bonds has become due and payable immediately, Brazil deposits with the trustee a sum sufficient to pay all outstanding amounts then due on those global bonds (other than principal due by virtue of the acceleration upon the event of default) together with interest on such amounts through the date of the deposit as well as the reasonable fees and compensation of the holders that declared those global bonds due and payable, the trustee and their respective agents, attorneys and counsel; and

•	all events of default (other than non-payment of principal that became due by virtue of the acceleration upon the event of default) have been remedied.

Paying Agents and Transfer Agents

Until the global bonds are paid, Brazil will maintain a paying agent in New York City. Brazil has initially appointed The Bank of New York Mellon to serve as its paying agent and transfer agent in New York City.

In addition, so long as the global bonds are listed on the Luxembourg Stock Exchange and the rules of such exchange so require, Brazil will maintain a paying agent and transfer agent in Luxembourg. Brazil has initially appointed The Bank of New York Mellon (Luxembourg) S.A. to serve as its Luxembourg paying agent and transfer agent.

Brazil may at any time appoint new paying agents and transfer agents. Brazil will promptly provide notice (as described under “—Notices”) of the termination or appointment of, or of any change in the office of, any paying agent or transfer agent.

Certificated Securities

Brazil will issue global bonds in certificated form in exchange for the book-entry securities only if:

•	DTC notifies Brazil that it is unwilling, unable or no longer qualified to continue to act as depositary or ceases to be a clearing agency registered under the U.S. Securities Exchange Act of 1934 at a time when it is required to be and Brazil does not appoint a successor depositary within 90 days of receiving notice from the depositary or becoming aware of such ineligibility;

•	the trustee institutes or is directed to institute any judicial proceeding in a court or arbitral proceeding to enforce the rights of the holders with respect to the global bonds represented by the global security and the trustee has been advised by counsel that in connection with such proceeding it is necessary or appropriate for the trustee to obtain possession of the global bonds, the trustee may in its sole discretion determine that the global bonds represented by a global security will no longer be represented by a global security; or

•	at any time Brazil decides it no longer wishes to have all or part of the global bonds represented by a book-entry security.

If Brazil issues certificated securities, the certificated securities will have the same terms and authorized denominations as the book-entry security. You may present certificated securities for transfer, exchange or payment at the corporate trust office of the trustee in New York City, or at the office of the Luxembourg paying agent and transfer agent, according to the procedures in the indenture, and, in the case of certificated securities presented for payment, principal and interest thereon will be payable at the offices of either the trustee in New York City or the Luxembourg paying agent and transfer agent, provided that interest thereon may be paid by check mailed to the registered holders of certificated securities. In the case of a transfer of part of a certificated security, the registrar or transfer agent will issue a new certificated security to the transferee and a second certificated security in respect of the balance of the certificated security to the transferor. Certificated securities presented for transfer must be accompanied by an executed instrument of assignment and transfer, copies of which are available at the office of the Luxembourg transfer agent. You will not be charged a fee for the registration of transfers or exchanges of certificated securities. You may, however, be charged for any stamp, tax or other governmental charge that must be paid in connection with the transfer, exchange or registration. Brazil, the trustee and any other agent of Brazil may treat the person in whose name any certificated security is registered as the owner of such security for all purposes.

If any security becomes mutilated, destroyed, stolen or lost, you can have it replaced by delivering the security or the evidence of its loss, theft or destruction to the trustee. Brazil and the trustee may require you to sign an indemnity under which you agree to pay Brazil, the trustee or any other agent of Brazil for any losses that they may suffer relating to such replacement. Brazil and the trustee may also require you to present other documents or proof. After you deliver these documents, Brazil in its discretion may execute, and, upon request of Brazil, the trustee will authenticate and deliver to you, a substitute security with the same terms as the security you are exchanging. If so requested by Brazil, you will be required to pay all expenses and reasonable charges associated with the replacement of the mutilated, destroyed, stolen or lost security.

Notices

So long as the global bonds are listed on the Luxembourg Stock Exchange and the rules of that exchange so require, Brazil will publish notices to the holders of the global bonds in a leading newspaper having general circulation in Luxembourg or arrange to make such notices available on the website of the Luxembourg Stock Exchange (at http://www.bourse.lu). If Brazil elects to publish notices in Luxembourg, Brazil expects that it will initially make such publication in the Luxemburger Wort. If publication in a leading newspaper in Luxembourg is not practicable, Brazil will publish such notices in one other leading English language daily newspaper with general circulation in Europe. Brazil will consider a notice to be given on the date of its first publication.

In the case of the book-entry securities, notices also will be sent to DTC or its nominee, as the holder thereof, and DTC will communicate such notices to DTC participants in accordance with its standard procedures.

Further Issues of the Global Bonds

From time to time, without the consent of holders of the global bonds, and subject to the required approvals under Brazilian law, Brazil may create and issue additional debt securities with the same terms and conditions as those of the global bonds (or the same except for the amount of the first interest payment, the issue date and the issue price), provided that such additional debt securities are issued pursuant to a “qualified reopening” of the original series, are otherwise treated as part of the same “issue” of debt instruments as the original series or are issued with no more than a de minimis amount of original issue discount, in each case for U.S. federal income tax purposes.

Amendments and Waivers

The holders of the global bonds may generally approve any proposal by Brazil to modify the indenture or the terms of the global bonds with the affirmative vote (if approved at a meeting of the holders) or consent (if approved by written action) of holders of more than 50% of the outstanding principal amount of the global bonds.

However, holders of the global bonds may approve, by vote or consent through one of three modification methods, any proposed modification by Brazil that would do any of the following (such subjects referred to as “reserve matters”):

•	change the date on which any amount is payable on the global bonds;

•	reduce the principal amount (other than in accordance with the express terms of the global bonds and the indenture) of the global bonds;

•	reduce the interest rate on the global bonds;

•	change the method used to calculate any amount payable on the global bonds (other than in accordance with the express terms of the global bonds and the indenture);

•	change the currency or place of payment of any amount payable on the global bonds;

•	modify Brazil’s obligation to make any payments on the global bonds (including any redemption price therefor);

•	change the identity of the obligor under the global bonds;

•	change the definition of “outstanding” or the percentage of affirmative votes or written consents, as the case may be, required to make a “reserve matter modification”;

•	change the definition of “uniformly applicable” or “reserve matter modification”;

•	authorize the trustee, on behalf of all holders of the global bonds, to exchange or substitute all the global bonds for, or convert all the global bonds into, other obligations or securities of Brazil or any other person; or

•	change the legal ranking, governing law, agreement to arbitrate, submission to jurisdiction in Brazil or waiver of immunities provisions of the terms of the global bonds.

A change to a reserve matter, including the payment terms of the global bonds, can be made without your consent, as long as the change is approved, pursuant to one of the three following modification methods, by vote or consent by:

•	the holders of more than 75% of the aggregate principal amount of the outstanding global bonds in so far as the changes affect the global bonds;

•	where such proposed modification would affect the outstanding debt securities of two or more series (a “cross-series modification”), including the global bonds, the holders of more than 75% of the aggregate principal amount of the outstanding debt securities of all of the series affected by the proposed modification, taken in the aggregate, if certain “uniformly applicable” requirements are met (a “cross-series modification with single aggregated voting”); or

•	where such proposed modification would affect the outstanding debt securities of two or more series, including the global bonds, whether or not the “uniformly applicable” requirements are met, the holders of more than 66 2/3% of the aggregate principal amount of the outstanding debt securities of all of the series affected by the proposed modification, taken in the aggregate, and the holders of more than 50% of the aggregate principal amount of the outstanding debt securities of each series affected by the modification, taken individually (a “cross-series modification with two-tier voting”).

The term “uniformly applicable,” as referred to above, in the context of a proposed cross-series modification, means a modification by which holders of debt securities of any series affected by that modification are invited to exchange, convert or substitute their debt securities on the same terms for (x) the same new instruments or other consideration or (y) new instruments or other consideration from an identical menu of instruments or other consideration.

A modification will not be considered to be uniformly applicable if each exchanging, converting or substituting holder of debt securities of any series affected by that modification is not offered the same amount of consideration per amount of principal, the same amount of consideration per amount of interest accrued but unpaid and the same amount of consideration per amount of past due interest, respectively, as that offered to each other exchanging, converting or substituting holder of debt securities of any series affected by that modification

(or, where a menu of instruments or other consideration is offered, each exchanging, converting or substituting holder of debt securities of any series affected by that modification is not offered the same amount of consideration per amount of principal, the same amount of consideration per amount of interest accrued but unpaid and the same amount of consideration per amount of past due interest, respectively, as that offered to each other exchanging, converting or substituting holder of debt securities of any series affected by that modification electing the same option under such menu of instruments).

Brazil may select, in its discretion, any modification method for a reserve matter modification in accordance with the indenture and designate which series of debt securities will be included for approval in the aggregate of modifications affecting two or more series of debt securities. Any selection of a modification method or designation of series to be included will be final for the purpose of that vote or consent solicitation.

A cross-series modification constituting or including a reserve matter modification to the terms and conditions of the affected debt securities, including the global bonds, that is not uniformly applicable must be effected pursuant to a cross-series modification with two-tier voting; such a cross-series modification that is uniformly applicable may be effected pursuant to a cross-series modification with single aggregated voting or a cross-series modification with two-tier voting, at Brazil’s option.

Before soliciting any consent or vote of any holder of debt securities for any change to a reserve matter, Brazil will provide the following information to the trustee for distribution to the holders of debt securities of any series that would be affected by the proposed modification:

•	a description of Brazil’s economic and financial circumstances which are, in Brazil’s opinion, relevant to the request for the proposed modification, a description of Brazil’s existing debts and description of any broad policy reform program and provisional macroeconomic outlook;

•	if Brazil shall at the time have entered into an arrangement for financial assistance with multilateral and/or other major creditors or creditor groups and/or an agreement with any such creditors regarding debt relief, (x) a description of any such arrangement or agreement and (y) where permitted under the information disclosure policies of the multilateral or other creditors, as applicable, a copy of the arrangement or agreement;

•	a description of Brazil’s proposed treatment of external debt instruments that are not affected by the proposed modification and its intentions with respect to any other major creditor groups; and

•	if Brazil is then seeking any reserve matter modification affecting any other series of debt securities, a description of that proposed modification.

For purposes of determining whether the required percentage of holders of the global bonds or any other series of debt securities has approved any amendment, modification or change to, or waiver of, the global bonds or the indenture, or whether the required percentage of holders has delivered a notice of acceleration of the global bonds, debt securities (including the global bonds) will be disregarded and deemed not to be outstanding and may not be counted in a vote or consent solicitation for or against a proposed modification if on the record date for the proposed modification or other action or instruction hereunder, the debt security is held by Brazil or by a public sector instrumentality, except that (x) debt securities held by Brazil or any public sector instrumentality which have been pledged in good faith may be regarded as outstanding if the pledgee establishes to the satisfaction of the trustee the pledgee’s right so to act with respect to such debt securities and that the pledgee is not Brazil or a public sector instrumentality, and in case of a dispute concerning such right, the advice of counsel shall be full protection in respect of any decision made by the trustee in accordance with such advice and any certificate, statement or opinion of counsel may be based, insofar as it relates to factual matters or information that is in the possession of the trustee, upon the certificate, statement or opinion of or representations by the trustee; and (y) in determining whether the trustee will be protected in relying upon any such action or instructions under the indenture, or any notice from holders, only debt securities that a responsible officer of the trustee knows to be so owned or controlled will be so disregarded.

As used in the preceding paragraph, “public sector instrumentality” means any department, ministry or agency of Brazil, and a corporation, trust or other legal entity controlled by Brazil or by a public sector instrumentality and “control” means the power, directly or indirectly, through the ownership of voting securities or other ownership interests, by contract or otherwise, to direct the management of or elect or appoint a majority of the board of directors or other persons performing similar functions in lieu of, or in addition to, the board of directors of that legal entity.

Please refer to the section entitled “Debt Securities—Meetings and Amendments” in the accompanying prospectus for information on the procedures for convening and conducting meetings of the holders of global bonds.

Certain Amendments Not Requiring Holder Consent

Brazil and the trustee may, without the vote or consent of any holder of global bonds, amend the indenture or the global bonds for the purpose of:

•	adding to Brazil’s covenants for the benefit of the holders;

•	surrendering any of Brazil’s rights or powers with respect to the global bonds of that series;

•	securing the global bonds of that series;

•	curing any ambiguity or curing, correcting or supplementing any defective provision in the global bonds of that series or the indenture;

•	amending the global bonds of that series or the indenture in any manner that Brazil and the trustee may determine and that does not materially adversely affect the interests of any holders of the global bonds of that series; or

•	correcting a manifest error of a formal, minor or technical nature.

GLOBAL CLEARANCE AND SETTLEMENT

Brazil has obtained the information in this section from sources it believes to be reliable, including from DTC, Euroclear and Clearstream, Luxembourg, and Brazil takes responsibility for the accurate reproduction of this information. Brazil takes no responsibility, however, for the accuracy of this information. DTC, Euroclear and Clearstream, Luxembourg are under no obligation to perform or continue to perform the procedures described below, and they may modify or discontinue them at any time. Neither Brazil nor the trustee will be responsible for DTC’s, Euroclear’s or Clearstream, Luxembourg’s performance of their obligations under their rules and procedures. Nor will Brazil or the trustee be responsible for the performance by direct or indirect participants of their obligations under their rules and procedures.

Introduction

The Depository Trust Company

DTC is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the U.S. Securities Exchange Act of 1934.

DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between its participants. It does this through electronic book-entry changes in the accounts of its direct participants, eliminating the need for physical movement of securities certificates. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries.

The laws of some states require certain purchasers of securities to take physical delivery of the securities in definitive form. These laws may impair your ability to transfer beneficial interests in the global bonds to such purchasers. DTC can act only on behalf of its direct participants, who in turn act on behalf of indirect participants and certain banks. Thus, your ability to pledge beneficial interests in the global bonds to persons that do not participate in the DTC system, and to take other actions, may be limited because you will not possess a physical certificate that represents your interest.

Euroclear and Clearstream, Luxembourg

Like DTC, Euroclear and Clearstream, Luxembourg hold securities for their participants and facilitate the clearance and settlement of securities transactions between their participants through electronic book-entry changes in their accounts. Euroclear and Clearstream, Luxembourg provide various services to their participants, including the safekeeping, administration, clearance and settlement, and lending and borrowing of internationally traded securities. Euroclear and Clearstream, Luxembourg participants are financial institutions such as underwriters, securities brokers and dealers, banks, trust companies and other organizations. Other banks, brokers, dealers and trust companies have indirect access to Euroclear or Clearstream, Luxembourg by clearing through or maintaining a custodial relationship with Euroclear or Clearstream, Luxembourg participants.

Ownership of the Global Bonds through DTC, Euroclear and Clearstream, Luxembourg

Brazil will issue the global bonds in the form of one or more fully registered book-entry securities, registered in the name of Cede & Co., a nominee of DTC. Financial institutions, acting as direct and indirect participants in DTC, will represent your beneficial interests in the book-entry securities. These financial institutions will record the ownership and transfer of your beneficial interests through book-entry accounts. You may hold your beneficial interests in the book-entry securities through Euroclear or Clearstream, Luxembourg, if you are a participant in such systems, or indirectly through organizations that are participants in such systems. Euroclear and Clearstream, Luxembourg will hold their participants’ beneficial interests in the book-entry securities in their customers’ securities accounts with their depositaries. These depositaries of Euroclear and Clearstream, Luxembourg in turn will hold such interests in their customers’ securities accounts with DTC.

Brazil and the trustee generally will treat the registered holder of the global bonds, initially Cede & Co., as the absolute owner of the global bonds for all purposes. Once Brazil and the trustee make payments to the registered holders, Brazil and the trustee will no longer be liable on the global bonds for the amounts so paid. Accordingly, if you own a beneficial interest in the book-entry securities, you must rely on the procedures of the institutions through which you hold your interests in the book-entry securities (including DTC, Euroclear, Clearstream, Luxembourg, and their participants) to exercise any of the rights granted to the holder of the book-entry securities. Under existing industry practice, if you desire to take any action that Cede & Co., as the holder of such book-entry securities, is entitled to take, then Cede & Co. would authorize the DTC participant through which you own your beneficial interest to take such action, and that DTC participant would then either authorize you to take the action or act for you on your instructions.

DTC may grant proxies or authorize its participants (or persons holding beneficial interests in the global bonds through such participants) to exercise any rights of a holder or take any other actions that a holder is entitled to take under the indenture or the global bonds. Euroclear’s or Clearstream, Luxembourg’s ability to take actions as a holder under the global bonds or the indenture will be limited by the ability of their respective depositaries to carry out such actions for them through DTC. Euroclear and Clearstream, Luxembourg will take such actions only in accordance with their respective rules and procedures.

You may incur fees for the maintenance and operation of the book-entry accounts with the clearing systems in which your beneficial interests are held.

Transfers Within and Between DTC, Euroclear and Clearstream, Luxembourg

Since the purchaser determines the place of delivery, it is important for you to establish at the time of the trade where both the purchaser’s and seller’s accounts are located to ensure that settlement can be on the desired value date. Although DTC, Euroclear and Clearstream, Luxembourg have agreed to the following procedures in order to facilitate transfers of interests in the book-entry security among participants of DTC, Euroclear and Clearstream, Luxembourg, they are under no obligation to perform or continue to perform these procedures, and these procedures may be discontinued at any time. Neither Brazil nor the trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream, Luxembourg or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Trading Between DTC Purchasers and Sellers

DTC participants will transfer interests in the global bonds among themselves in the ordinary way according to DTC rules governing global securities issues.

Trading Between Euroclear and/or Clearstream, Luxembourg Participants

Participants in Euroclear and Clearstream, Luxembourg will transfer interests in the global bonds among themselves in the ordinary way according to the rules and operating procedures of Euroclear and Clearstream, Luxembourg governing conventional Eurobonds.

Trading Between a DTC Seller and a Euroclear or Clearstream, Luxembourg Purchaser

When the global bonds are to be transferred from the account of a DTC participant to the account of a Euroclear or Clearstream, Luxembourg participant, the purchaser must first send instructions to Euroclear or Clearstream, Luxembourg through a participant at least one business day prior to the settlement date. Euroclear or Clearstream, Luxembourg will then instruct its depositary to receive the global bonds and make payment for them. On the settlement date, the depositary will make payment to the DTC participant’s account and the global bonds will be credited to the depositary’s account. After settlement has been completed, DTC will credit the global bonds to Euroclear or Clearstream, Luxembourg, Euroclear or Clearstream, Luxembourg will credit the global bonds, in accordance with its usual procedures, to the participant’s account, and the participant will then credit the purchaser’s account. These securities credits will appear the next day (European time) after the settlement date. The cash debit from the account of Euroclear or Clearstream, Luxembourg will be back-valued to the value date (which will be the preceding day if settlement occurs in New York). If settlement is not completed on the intended value date (i.e., the trade fails), the cash debit will instead be valued at the actual settlement date.

Participants in Euroclear and Clearstream, Luxembourg will need to make funds available to Euroclear or Clearstream, Luxembourg in order to pay for the global bonds by wire transfer on the value date. The most direct way of doing this is to pre-position funds (i.e., have funds in place at Euroclear or Clearstream, Luxembourg before the value date), either from cash on hand or existing lines of credit. Under this approach, however, participants may take on credit exposure to Euroclear and Clearstream, Luxembourg until the global bonds are credited to their accounts one day later.

As an alternative, if Euroclear or Clearstream, Luxembourg has extended a line of credit to a participant, the participant may decide not to pre-position funds, but to allow Euroclear or Clearstream, Luxembourg to draw on the line of credit to finance settlement for the global bonds. Under this procedure, Euroclear or Clearstream, Luxembourg would charge the participant overdraft charges for one day, assuming that the overdraft would be cleared when the global bonds were credited to the participant’s account. However, interest on the global bonds would accrue from the value date. Therefore, in many cases the interest income on global bonds which the participant earns during that one-day period will substantially reduce or offset the amount of the participant’s overdraft charges. Of course, this result will depend on the cost of funds (i.e., the interest rate that Euroclear or Clearstream, Luxembourg charges) to each participant.

Since the settlement will occur during New York business hours, a DTC participant selling an interest in the global bonds can use its usual procedures for transferring global bonds to the depositaries of Euroclear or Clearstream, Luxembourg for the benefit of Euroclear or Clearstream, Luxembourg participants. The DTC seller will receive the sale proceeds on the settlement date. Thus, to the DTC seller, a cross-market sale will settle no differently than a trade between two DTC participants.

Trading Between a Euroclear or Clearstream, Luxembourg Seller and DTC Purchaser

Due to time zone differences in their favor, Euroclear and Clearstream, Luxembourg participants can use their usual procedures to transfer global bonds through their depositaries to a DTC participant. The seller must first send instructions to Euroclear or Clearstream, Luxembourg through a participant at least one business day prior to the settlement date. Euroclear or Clearstream, Luxembourg will then instruct its depositary to credit the global bonds to the DTC participant’s account and receive payment. The payment will be credited in the account of the Euroclear or Clearstream, Luxembourg participant on the following day, but the receipt of the cash proceeds will be back-valued to the value date (which will be the preceding day if settlement occurs in New York). If settlement is not completed on the intended value date (i.e., the trade fails), the receipt of the cash proceeds will instead be valued at the actual settlement date.

If the Euroclear or Clearstream, Luxembourg participant selling the global bonds has a line of credit with Euroclear or Clearstream, Luxembourg and elects to be in debit for the global bonds until it receives the sale proceeds in its account, then the back-valuation may substantially reduce or offset any overdraft charges that the participant incurs over that one-day period.

Finally, a day trader that uses Euroclear or Clearstream, Luxembourg and that purchases global bonds from a DTC participant for credit to a Euroclear or Clearstream, Luxembourg accountholder should note that these trades would automatically fail on the sale side unless affirmative action were taken. At least three techniques should be readily available to eliminate this potential problem:

•	borrowing through Euroclear or Clearstream, Luxembourg for one day (until the purchase side of the day trade is reflected in its Euroclear or Clearstream, Luxembourg account) in accordance with the clearing system’s customary procedures;

•	borrowing the global bonds in the United States from a DTC participant no later than one day prior to settlement which would give the global bonds sufficient time to be reflected in the borrower’s Euroclear or Clearstream, Luxembourg account in order to settle the sale side of the trade; or

•	staggering the value dates for the buy and sell sides of the trade so that the value date for the purchase from the DTC participant is at least one day prior to the value date for the sale to the Euroclear or Clearstream, Luxembourg accountholder.

TAXATION

Brazilian Taxation

The following is a summary of certain Brazilian federal income taxation considerations that may be relevant to a prospective non-Brazilian investor in the global bonds. The summary is based on Brazilian laws, rules and regulations in effect on the date of this prospectus supplement, all of which are subject to change, possibly with retroactive effect. This summary is not intended to constitute a complete analysis of the Brazilian income tax consequences to non-residents of Brazil of the purchase, receipt, ownership or disposition of the global bonds. This summary does not describe any of the tax consequences that may be applicable to residents of Brazil.

Prospective purchasers of the global bonds should consult their own tax advisors to determine the tax consequences arising from the purchase, ownership and disposition of the global bonds.

Unless a non-Brazilian holder of a global bond has some connection with Brazil other than the mere holding of a global bond or the receipt of principal or interest in respect of a global bond, payments of interest and principal on a global bond to that non-Brazilian holder will be made free and clear of, and without deduction for or on account of, Brazilian taxes.

Capital gains resulting from any trades of global bonds effected between or in respect of accounts maintained by or on behalf of non-residents of Brazil will not be subject to Brazilian income tax or other Brazilian taxes if these non-residents have no connection with Brazil other than as holders of an interest in the global bonds.

Payments of interest and principal on the global bonds to, and any gain realized upon the disposition of global bonds by, non-Brazilian holders of global bonds will not be subject to Brazilian estate tax.

United States Federal Income Taxation

The following is a summary of material U.S. federal income tax considerations that may be relevant to a holder of a global bond. This summary is based on laws, regulations, rulings and decisions now in effect, all of which are subject to change. This summary deals only with beneficial owners of global bonds that purchase the global bonds at their initial offering price and hold the global bonds as capital assets. It does not address particular tax considerations that may be applicable to investors that are subject to special tax rules, such as banks, tax-exempt entities, insurance companies, regulated investment companies, dealers in securities or currencies, traders in securities electing to mark their positions to market, persons that will hold global bonds as a position in a “straddle” or conversion transaction, or as part of a “synthetic security” or other integrated financial transaction, entities taxed as partnerships or the partners therein, persons subject to the alternative minimum tax, U.S. expatriates, nonresident alien individuals present in the United States for more than 182 days in a taxable year, or U.S. holders (as defined below) that have a “functional currency” other than the U.S. dollar.

This summary addresses only U.S. federal income tax consequences, and does not address consequences arising under state, local, foreign tax laws, U.S. federal estate, gift or other tax laws, or the Medicare tax on net investment income. Investors should consult their own tax advisors in determining the tax consequences to them of holding global bonds under such tax laws, as well as the application to their particular situation of the U.S. federal income tax considerations discussed below.

As used herein, a “U.S. holder” is a beneficial owner of a global bond that is, for U.S. federal income tax purposes, a citizen or resident of the United States or a domestic corporation or that otherwise is subject to U.S. federal income taxation on a net income basis in respect of the global bond. A “non-U.S. holder” is a beneficial owner of a global bond that is an individual, corporation, foreign estate, or foreign trust that is not a U.S. holder.

U.S. holders

Payments of interest. Payments of interest generally will be taxable to a U.S. holder as ordinary interest income at the time that such payments are accrued or are received in accordance with the U.S. holder’s method of tax accounting. Such interest will generally constitute income from sources without the United States for U.S. foreign tax credit purposes.

Purchase, sale and retirement. A U.S. holder that sells, exchanges or otherwise disposes of the global bonds generally will recognize capital gain or loss equal to the difference between the amount realized on the transaction and its tax basis in the global bonds (except that any amount attributable to accrued and unpaid interest will be treated as a payment of interest for U.S. federal income tax purposes, which will be taxable as described above). A U.S. holder’s tax basis in a global bond generally will be equal to the amount that the U.S. holder paid for the global bond. Any gain or loss recognized on a taxable disposition of a global bond will be capital gain or loss. If, at the time of the sale, exchange, redemption or other taxable disposition of a global bond, a U.S. holder held the global bond for more than one year, the gain or loss will be long-term capital gain or loss. Otherwise, the gain or loss will be short-term capital gain or loss. Long-term capital gains realized by a non-corporate U.S. holder are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

A U.S. holder’s gain or loss on the sale, redemption, retirement or other taxable disposition of a global bond will generally be U.S.-source gain or loss. Accordingly, in the event that Brazilian tax were imposed on the sale or disposition of the global bonds, a U.S. holder may not be able to fully utilize any U.S. foreign tax credits arising from such tax unless the U.S. holder has other foreign-source income. Prospective investors should consult their own tax advisors as to the U.S. tax and foreign tax credit implications of such sale, redemption, retirement or other taxable disposition of a global bond.

Non-U.S. holders

Subject to the discussion of backup withholding below, a non-U.S. holder (as defined above) generally will not be subject to U.S. federal income tax on payments of interest on the global bonds. In addition, a non-U.S. holder generally will not be subject to U.S. federal income tax on gain realized on the sale, exchange, redemption or other taxable disposition of the global bonds.

Information Reporting and Backup Withholding

Payments in respect of the global bonds that are paid within the United States or through certain U.S.-related financial intermediaries are generally subject to information reporting, unless the U.S. holder is an exempt recipient that establishes its exemption when required. Such payments to a non-exempt recipient that is a U.S. holder may also be subject to backup withholding, unless the U.S. holder provides an accurate taxpayer identification number and certifies that it has not lost its exemption from backup withholding. Non-U.S. holders are generally exempt from backup withholding, but may have to comply with certification procedures to prove their entitlement to this exemption. The amount of any backup withholding from a payment to a U.S. or non-U.S. holder will be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS.

Owners of “specified foreign financial assets” with an aggregate value in excess of $50,000 may be required to file an information statement along with their tax returns, currently on Form 8938, with respect to such assets. “Specified foreign financial assets” include any financial accounts held at a non-U.S. financial institution, as well as securities issued by a non-U.S. issuer (which may include global bonds issued in certificated form) that are held for investment and are not held in accounts maintained by financial institutions. Higher reporting thresholds apply to certain individuals living abroad and to certain married individuals. Regulations extend this reporting requirement to certain entities that are treated as formed or availed of to hold direct or indirect interests in specified foreign financial assets based on certain objective criteria. U.S. holders who fail to report the required information could be subject to substantial penalties.

Prospective investors should consult their own tax advisors concerning the application of these rules to their investment in the global bonds, including the application of the rules to their particular circumstances.

UNDERWRITING (CONFLICT OF INTEREST)

Brazil and the underwriters for the offering named below have entered into an underwriting agreement dated October 3, 2017 with respect to the global bonds. Subject to certain conditions, each underwriter has severally agreed to purchase the principal amount of the global bonds indicated in the following table:

Underwriter	Principal Amount
Deutsche Bank Securities Inc.	U.S.$
Itau BBA USA Securities, Inc.	U.S.$
Santander Investment Securities Inc.	U.S.$

Total	U.S.$

Global bonds sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus supplement plus accrued interest, if any, from October 13, 2017. If all global bonds are not sold at such public offering price, the underwriters may change the offering price and the other selling terms.

The underwriters propose to offer the global bonds initially at the public offering price on the cover page of this prospectus supplement and to securities dealers at that price less a selling concession of     % of the principal amount of the global bonds. The underwriters and any such securities dealers may allow a discount of     % of the principal amount of the global bonds on sales to other broker/dealers. After the initial public offering of the global bonds, the underwriters may change the public offering price and concession and discount to broker/ dealers. The offering of the global bonds by the underwriters is subject to receipt and acceptance and subject to the underwriter’s right to reject any order in whole or in part.

It is expected that delivery of the global bonds will be made against payment therefor on or about October 13, 2017. Under SEC Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade global bonds on the date of this prospectus supplement or the next succeeding business day(s) will be required, by virtue of the fact that the global bonds initially will settle on October 13, 2017, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisor.

Brazil has been advised by the underwriters that the underwriters intend to make a market in the global bonds but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the global bonds.

The global bonds are offered for sale in those jurisdictions where it is legal to make such offers. Only offers and sales of the global bonds in the United States, as part of the initial distribution thereof or in connection with resales thereof under circumstances where this prospectus supplement and the accompanying prospectus must be delivered, are made pursuant to the registration statement, of which the prospectus, as supplemented by this prospectus supplement, forms a part.

In connection with the offering, the underwriters may purchase and sell the global bonds in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater aggregate principal amount of global bonds than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the global bonds while the offering is in progress. These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the global bonds. As a result, the price of the global bonds may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on the Luxembourg Stock Exchange, in the over-the-counter market or otherwise.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Brazil estimates that its share of the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately U.S.$            .

Purchasers of the global bonds may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the public offering price set forth on the cover of this prospectus supplement.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities.

The underwriters and certain of their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby.

An affiliate of an underwriter holds certain of the outstanding global bonds of Brazil and may receive more than 5% of the proceeds from the offering to the extent it participates in the liability management transaction. As a result, this offering is being conducted in accordance with FINRA Rule 5121. The underwriter with the conflict of interest will not sell the global bonds in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

The underwriters have specifically agreed to act as follows in each of the following places:

Austria:

The information in the offer materials does not constitute a public offering (öffentliches Angebot) to investors in Austria and must not be used in conjunction with a public offering pursuant to Austrian Capital Market Act (Kapitalmarktgesetz) in Austria or, if considered a public offering (öffentliches Angebot), is exclusively made on the basis of exemptions from the obligation to publish an approved prospectus in line with the Austrian Capital Market Act (Kapitalmarktgesetz). No prospectus pursuant to the Austrian Capital Market Act (Kapitalmarktgesetz) has been or will be approved (gebilligt) by or notified (notifiziert) to the Austrian Financial Market Authority (Finanzmarktaufsicht) and no such prospectus has been or will be published in Austria in any way which would constitute a public offering under Austrian law (whether presently or in the future), nor has been or will such prospectus be deposited with the filing office (Meldestelle) of Oesterreichische Kontrollbank AG.

The information in the offer materials (e.g., invitation supplement, prospectus supplement and prospectus) is being made available in Austria for the sole purpose of providing information about the securities described herein solely to individually qualified investors in Austria. The information contained in the Offer materials is being made available on the condition that it is solely for the use of the recipient as a potential and individually qualified investor and may not be passed on to any other person or reproduced in whole or in part.

Consequently, the securities are not authorized for public offering under the Austrian Capital Markets Act (Kapitalmarktgesetz) and no public offers or public sales or invitation to make such an offer may be made. No advertisements may be published and no marketing materials may be made available or distributed in Austria in respect of the securities. A public offering of the securities in Austria without the prior publication of a prospectus in accordance with the Austrian Capital Market Act would constitute a criminal offense under Austrian law.

Belgium:

In Belgium, this Invitation is not directly or indirectly, being made to, or for the account of, any person other than to qualified investors (gekwalificeerde beleggers/investisseurs qualifiés) within the meaning of Article 10 of the Belgian Law of June 16, 2006 on the public offering of investment instruments and the admission of investment instruments to trading on a regulated market, as amended or replaced from time to time, and that do not qualify as consumers (consumenten/consommateurs) within the meaning of Article I.1, 2° of the Belgian Code of Economic Law of February 28, 2013 (Qualified Belgian Investors). As a result, this Invitation does not constitute a public offer pursuant to Articles 3 and 6, § 1 of the Belgian law of April 1, 2007 on public takeover bids, as amended or replaced from time to time. Consequently, the Invitation has not been and will not be notified to, and the offer memorandum and any other offering material relating to the offer has not been, and will not be, submitted to nor approved by the Belgian Financial Services and Markets Authority (Autoriteit voor Financiële Diensten en Markten/Autorité des Services et Marchés Financiers) pursuant to the Belgian laws and regulations applicable to the public offering of securities. The Invitation as well as any other materials relating to the Invitation may not be advertised, and this memorandum or any other information circular, brochure or similar document may not be distributed, directly or indirectly, to any person in Belgium other than Qualified Belgian Investors, acting on their own account, and may not be used in connection with any offering in Belgium except as may otherwise be permitted by law.

Brazil:

The global bonds may not be offered or sold to the public in Brazil. Accordingly, this prospectus supplement has not been nor will it be registered with the Brazilian Securities Commission (Comissão de Valores Mobiliários) nor has it been submitted to the foregoing agency for approval. Documents relating to the offer, as well as the information contained therein, may not be supplied to the public in Brazil, as the offering of the global bonds pursuant to this prospectus supplement is not a public offering of securities in Brazil, nor used in connection with any offer for subscription or sale of the global bonds to the public in Brazil.

Cayman Islands:

No invitation whether directly or indirectly may be made to the public in the Cayman Islands to subscribe for the global bonds.

Chile:

PURSUANT TO THE SECURITIES MARKET LAW OF CHILE AND NORMA DE CARÁCTER GENERAL (RULE) NO. 336, DATED JUNE 27, 2012, ISSUED BY THE SUPERINTENDENCY OF SECURITIES AND INSURANCE OF CHILE (SUPERINTENDENCIA DE VALORES Y SEGUROS OR “SVS”) (“RULE 336”), THE GLOBAL BONDS MAY BE PRIVATELY OFFERED TO CERTAIN QUALIFIED INVESTORS IDENTIFIED AS SUCH BY RULE 336 (WHICH IN TURN ARE FURTHER DESCRIBED IN RULE NO. 216, DATED JUNE 12, 2008, AND RULE 410 DATED JULY 27, 2016, BOTH OF THE SVS).

RULE 336 REQUIRES THE FOLLOWING INFORMATION TO BE MADE TO PROSPECTIVE INVESTORS IN CHILE:

1.	DATE OF COMMENCEMENT OF THE OFFER: [ ] [ ], 2017. THE OFFER OF THE GLOBAL BONDS IS SUBJECT TO RULE 336;

2.	THE SUBJECT MATTER OF THIS OFFER ARE SECURITIES NOT REGISTERED IN THE SECURITIES REGISTRY (REGISTRO DE VALORES) OF THE SVS, NOR IN THE FOREIGN SECURITIES REGISTRY (REGISTRO DE VALORES EXTRANJEROS) OF THE SVS; HENCE, THE GLOBAL BONDS ARE NOT SUBJECT TO THE OVERSIGHT OF THE SVS;

3.	SINCE THE GLOBAL BONDS ARE NOT REGISTERED IN CHILE THERE IS NO OBLIGATION BY THE ISSUER TO DELIVER PUBLIC INFORMATION ABOUT THE GLOBAL BONDS IN CHILE; AND

4.	THE GLOBAL BONDS SHALL NOT BE SUBJECT TO PUBLIC OFFERING IN CHILE UNLESS REGISTERED IN THE RELEVANT SECURITIES REGISTRY OF THE SVS.

INFORMACIÓN A LOS INVERSIONISTAS CHILENOS

DE CONFORMIDAD CON LA LEY N° 18.045, DE MERCADO DE VALORES Y LA NORMA DE CARÁCTER GENERAL N° 336 (LA “NCG 336”), DE 27 DE JUNIO DE 2012, DE LA SUPERINTENDENCIADE VALORES Y SEGUROS DE CHILE (LA “SVS”), LOS BONOS PUEDEN SER OFRECIDOS PRIVADAMENTE A CIERTOS “INVERSIONISTAS CALIFICADOS”, A LOS QUE SE REFIERE LA NCG 336 Y QUE SE DEFINEN COMO TALES EN LA NORMA DE CARÁCTER GENERAL N° 216, DE 12 DE JUNIO DE 2008 Y EN LA NORMA DE CARÁCTER GENERAL Nº 410, DE 27 DE JULIO DE 2016, AMBAS DE LA SVS.

LA SIGUIENTE INFORMACIÓN SE PROPORCIONA A POTENCIALES INVERSIONISTAS DE CONFORMIDAD CON LA NCG 336:

1.	LA OFERTA DE LOS BONOS COMIENZA EL [ ] DE [ ] DE 2017, Y SE ENCUENTRA ACOGIDA A LA NCG 336;

2.	LA OFERTA VERSA SOBRE VALORES NO INSCRITOS EN EL REGISTRO DE VALORES O EN ELREGISTRO DE VALORES EXTRANJEROS QUE LLEVA LA SVS, POR LO QUE TALES VALORES NO ESTÁN SUJETOS A LA FISCALIZACIÓN DE LA SVS;

3.	POR TRATARSE DE VALORES NO INSCRITOS EN CHILE NO EXISTE LA OBLIGACIÓN POR PARTE DEL EMISOR DE ENTREGAR EN CHILE INFORMACIÓN PÚBLICA SOBRE ESTOS VALORES; Y

4.	LOS BONOS NO PODRÁN SER OBJETO DE OFERTA PÚBLICA EN CHILE MIENTRAS NO SEAN INSCRITOS EN EL REGISTRO DE VALORES CORRESPONDIENTE DE LA SVS.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented, warranted and agreed, severally and not jointly, that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, it has not made and will not make an offer of the global bonds which are the subject of the offering contemplated by this prospectus supplement to the public in that Relevant Member State other than:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the relevant underwriter or underwriters nominated by the issuer for any such offer; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of the global bonds shall require the issuer or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of the global bonds to the public” in relation to any global bonds in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the global bonds to be offered so as to enable an investor to decide to purchase or subscribe the global bonds, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU), and includes any relevant implementing measure in the Relevant Member State.

France:

The global bonds may not be offered or sold or caused to be offered or sold, directly or indirectly, to the public in France and neither this prospectus supplement and the related prospectus, which have not been submitted to the clearance procedure of the French Autorité des marchés financiers (“AMF”), nor to a competent authority of another Member State of the European Economic Area that would have notified its approval to the AMF in accordance with the passport procedure provided under the EU Prospectus Directive 2003/71/EC as implemented in France and in the relevant Member State, nor any other offering material or information contained therein relating to the global bonds may be released, issued or distributed or caused to be released, issued or distributed, directly or indirectly, to the public in France, or used in connection with any offer for subscription, exchange or sale of the global bonds to the public in France.

Any such offers, sales and distributions may be made in France only to (i) qualified investors (investisseurs qualifiés) acting for their own account, and/or to (ii) investment services providers authorized to engage in portfolio management services on behalf of third parties and/or to (iii) fewer than 150 natural or legal persons (other than qualified investors) acting for their own account, all as defined in, and in accordance with, Articles L.411-2, II, D.411-1 and D.411-4, D.744-l, D.754-l and D.764-1 of the French Code monétaire et financier.

In the event that the global bonds purchased or subscribed by investors listed above are offered or resold, directly or indirectly, to the public in France, the conditions relating to public offers set forth in Articles L. 411-1, L. 411-2, L. 412-1 and L. 621-8 to L. 621-8-3 of the French Code monétaire et financier must be complied with. Investors in France and persons into whose possession offering materials come must inform themselves about, and observe, any such restrictions.

Germany:

This prospectus supplement does not constitute a Prospectus Directive-compliant prospectus in accordance with the German Securities Prospectus Act (Wertpapierprospektgesetz) and does therefore not allow any public offering in the Federal Republic of Germany (“Germany”) or any other member state of the European Economic Area which has implemented the Prospectus Directive pursuant to § 17 and § 18 of the German Securities Prospectus Act. No action has been or will be taken in the Federal Republic of Germany that would permit a public offering of the global bonds, or distribution of a prospectus, a prospectus supplement or any other offering material relating to the global bonds and that, in particular, no securities prospectus (Wertpapierprospekt) within the meaning of the German Securities Prospectus Act or any other applicable laws of Germany has been or will be published within the Federal Republic of Germany, nor has this prospectus supplement been filed with or approved by the German Federal Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht) for publication within the Federal Republic of Germany. Accordingly, any offer or sale of the global bonds or any distribution of offering material within the Federal Republic of Germany may violate the provisions of the German Securities Prospectus Act.

Each of the underwriters represents, agrees and undertakes that: (i) it has not offered, sold or delivered and will not offer, sell or deliver any bonds in Germany other than in accordance with provisions of the German Securities Prospectus Act; and (ii) that it will distribute in the Federal Republic of Germany any offering material relating to the global bonds only under circumstances that will result in compliance with the applicable rules and regulations of the Federal Republic of Germany.

This prospectus is strictly for use of the person who has received it. It may not be forwarded to other persons or published in Germany.

Hong Kong:

Each manager represents, warrants and agrees that the global bonds have not been offered or sold and will not be offered or sold in Hong Kong by means of any document other than (a) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32, Laws of Hong Kong) (the “CWUMPO”), or (b) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) (the “SFO”) and any rules made thereunder, or (c) in other circumstances which do not result in the document being a “prospectus” as defined in the CWUMPO.

No advertisement, invitation or document relating to the global bonds has been or will be issued, or has been or will be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the global bonds which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made thereunder.

Luxembourg:

The global bonds may not be offered to the public in Luxembourg, except in the following circumstances:

a. in the period beginning on the date of publication of a prospectus in relation to those global bonds which have been approved by the Commission de surveillance du secteur financier (CSSF) in Luxembourg or, where appropriate, approved in another relevant European Union Member State and notified to the CSSF, all in accordance with directive (EC) No 2003/71 on prospectuses for securities as amended (the “Prospectus Directive”) and ending on the date which is 12 months after the date of such publication (hereafter a “Public offer”);

b. at any time to qualified investors, which means “persons or entities that are described in points (1) to (4) of Section I of Annex II to Directive (EC) No 2004/39 of the European Parliament and of the Council of 21 April 2004 on markets in financial instruments (*), and persons or entities who are, on request, treated as professional clients in accordance with Annex II to Directive (EC) No 2004/39, or recognised as eligible counterparties in accordance with Article 24 of Directive (EC) No 2004/39 unless they have requested that they be treated as non-professional clients. Investment firms and credit institutions shall communicate their classification on request to the issuer without prejudice to the relevant legislation on data protection. Investment firms authorised to continue considering existing professional clients as such in accordance with Article 71(6) of Directive (EC) No 2004/39 shall be authorised to treat those clients as qualified investors under this Directive”; and/or

c. an offer of securities addressed to fewer than 150 natural or legal persons per Member State,

d. at any time in any other circumstances which do not require the publication by the issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

The applicability of the selling restrictions provided by Luxembourg law will depend on whether the invitation is to be treated as a public offer or whether it can be made under one of the exemptions of Article 3 of the EU Prospectus Directive, as amended pursuant to the EU Prospectus Amendment Directive (a “private placement”).

For the purposes of this provision, the expression an offer of global bonds to the public in relation to any global bonds in Luxembourg means the communication in any form and by any means of sufficient information on the terms of the offer and the global bonds to be offered so as to enable an investor to decide to purchase the global bonds, as defined in the Law of 10 July 2005 on prospectuses for securities as amended and implementing the Prospectus Directive or any variation thereof or amendment thereto.

This prospectus supplement has been prepared on the basis that the offer of the global bonds will be made pursuant to an exemption under Article 3 of the Prospectus Directive from the requirement to produce a prospectus for offers of securities.

Netherlands:

In addition and without prejudice to the EEA selling restrictions above, zero coupon debt securities in bearer form on which interest does not become due and payable during their term but only at maturity and other debt securities in bearer form that qualify as savings certificates (spaarbewijzen) within the meaning of the Dutch Savings Certificates Act (Wet inzake spaarbewijzen) may be transferred or accepted only through the mediation of either the Issuer or a member of Euronext Amsterdam N.V. and with due observance of the Dutch Savings Certificates Act and its implementing regulations (including the registration requirements), provided that no such mediation is required in respect of (i) the initial issue of such debt securities to the first holders thereof, (ii) any transfer and delivery by natural persons who do not act in the conduct of a profession or trade, and (iii) the issue and trading of such debt securities, if such debt securities are physically issued outside the Netherlands and not distributed in the Netherlands in the course of primary trading or immediately thereafter; in addition (i) certain identification requirements in relation to the issue and transfer of, and payment on, such debt securities have to be complied with, (ii) any reference in publications concerning such debt securities to the words “to bearer” is prohibited, (iii) so long as such debt securities are not listed at the regulated market operated by Euronext Amsterdam N.V., each transaction involving a transfer of such debt securities must be recorded in a transaction note, containing, at least, the name and address of the counterparty to the transaction, the nature of the transaction, and a description of the amount, registration number(s), and type of the debt securities concerned, and (iv) the requirement described under (iii) must be printed on such debt securities.

Each underwriter and agent will acknowledge and agree that it will not make an offer of the debt securities to the public in the Netherlands in reliance on Article 3(2) of the Prospectus Directive unless (i) such offer is made exclusively to persons or entities which are (a) qualified investors as defined in the Prospectus Directive or (b) represented by eligible discretionary asset managers in accordance with Article 55 of the Exemption Regulation DFSA (Vrijstellingsregeling Wft), or (ii) a standard warning is used as required by Article 5:5(2) or 5:20(5) of the Dutch Financial Supervision Act (Wet op het financieel toezicht or DFSA), provided that no such offer of debt securities shall require Mexico or any underwriter or agent to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive. For the purpose of this paragraph the expression “Prospectus Directive” means Directive 2003/71/EC as amended and implemented in Dutch law.

Each underwriter and agent will furthermore acknowledge and agree that it will not make an offer of debt securities with a maturity of less than 12 months until the competent authority publishes its interpretation of the term “public” (as referred to in Article 4.1(1) of Regulation (EU) No 575/2013), unless such debt securities either (a) have a minimum denomination of EUR 100,000, or (b) are offered solely to professional market parties (professionele marktpartij) within the meaning of the DFSA and the rules promulgated thereunder and, as soon as the competent authority publishes the interpretation of the term “public” as referred to in Article 4.1(1) of Regulation (EU) No 575/2013, to persons or legal entities that are part of the public within the meaning of Regulation (EU) No 575/2013 and the DFSA and the rules promulgated thereunder.

Peru:

The global bonds and the information contained in this prospectus supplement have not been and will not be registered with or approved by SMV, SBS or the Lima Stock Exchange. Accordingly, the global bonds cannot be offered or sold in Peru, except if such offering is a private offering under the securities laws and regulations of Peru. The Peruvian securities market law establishes that any offering may qualify as a private offering if it is directed exclusively to institutional investors.

Spain:

Each underwriter has represented and agreed that it has not offered, sold or distributed the global bonds, nor will it carry out any subsequent resale of the global bonds in Spain except in circumstances which do not constitute a public offer of securities in Spain within the meaning of Article 35 of the restated text of the Securities Markets Act approved by Royal Legislative Decree 4/2015, dated 23 October (Real Decreto Legislativo 4/2015, de 23 de octubre, por el que se aprueba el texto refundido de la Ley del Mercado de Valores), Royal Decree 1310/2005 of 4 November (Real Decreto 1310/2005 de 4 de noviembre), and supplemental rules enacted thereunder.

Singapore:

Each underwriter has acknowledged that this prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, each underwriter has represented and agreed that it has not offered or sold any global bonds or caused such global bonds to be made the subject of an invitation for subscription or purchase and will not offer or sell such global bonds or cause such global bonds to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, this prospectus supplement or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of such global bonds, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the global bonds are subscribed or purchased in reliance on an exemption under Sections 274 or 275 of the SFA, the global bonds shall not be sold within the period of six months from the date of the initial acquisition of the global bonds, except to any of the following persons:

•	an institutional investor (as defined in Section 4A of the SFA);

•	a relevant person (as defined in Section 275(2) of the SFA); or

•	any person pursuant to an offer referred to in Section 275(1A) of the SFA,

unless expressly specified otherwise in Section 276(7) of the SFA or Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Where the global bonds are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

•	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

•	securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the global bonds pursuant to an offer made under Section 275 of the SFA except:

•	to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

•	where no consideration is or will be given for the transfer;

•	where the transfer is by operation of law;

•	as specified in Section 276(7) of the SFA; or

•	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Switzerland:

The offer of the global bonds is made in Switzerland on the basis of a private placement, not as a public offering. The global bonds may not be publicly offered, sold or otherwise advertised, directly or indirectly, in or from Switzerland, and will not be listed on the SIX Swiss Exchange or on any other exchange or regulated trading venue in Switzerland. This document, or any other offering or marketing material relating to the global bonds, does not, therefore, constitute a prospectus within the meaning of Arts. 652a or 1156 of the Swiss Federal Code of Obligations or a listing prospectus within the meaning of the Listing Rules of the SIX Swiss Exchange or any other exchange or regulated trading venue in Switzerland and neither this prospectus supplement nor any other offering or marketing material relating to the offer of the global bonds or the global bonds may be publicly distributed or otherwise made publicly available in Switzerland.

United Kingdom:

This document is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). The global bonds will only be available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire the global bonds will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

Each underwriter has, severally and not jointly, represented, warranted and agreed that:

•	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the United Kingdom Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of the global bonds in circumstances in which Section 21(1) of the FSMA does not apply to the issuer; and

•	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the global bonds in, from or otherwise involving the United Kingdom.

VALIDITY OF THE GLOBAL BONDS

The validity of the global bonds will be passed upon for Brazil by Fabrício Da Soller, the Procurador-Geral da Fazenda Nacional (Attorney General of the National Treasury) or another duly authorized Attorney of the National Treasury, as to matters of Brazilian law, and by Cleary Gottlieb Steen & Hamilton LLP, New York, New York, United States counsel to Brazil, as to matters of New York law. The validity of the global bonds will be passed upon for the underwriters by Sullivan & Cromwell LLP, New York, New York, United States counsel to the underwriters, as to matters of New York law, and Pinheiro Neto Advogados, São Paulo, SP, Brazil, Brazilian counsel to the underwriters, as to matters of Brazilian law.

Certain statements with respect to matters of Brazilian law in this prospectus supplement and the prospectus have been passed upon by the Attorney General of the National Treasury or another duly authorized Attorney of the National Treasury, and are made upon his authority.

OFFICIAL STATEMENTS AND DOCUMENTS

Information included in this prospectus supplement which is identified as being derived from a publication of, or supplied by, Brazil or one of its agencies or instrumentalities is included on the authority of that publication as a public official document of Brazil. All other information in this prospectus supplement is included as a public official statement made on the authority of Henrique Meirelles, Minister of Finance.

GENERAL INFORMATION

Due Authorization

Brazil has authorized the creation and issue of the global bonds pursuant to Senate Resolution No. 20 of the Federal Senate of Brazil dated November 16, 2004, enacted pursuant to Article 52 of the Constitution of the Federative Republic of Brazil.

Listing and Listing Agent

Application will be made to list the global bonds on the Luxembourg Stock Exchange and to have the global bonds admitted to trading on the Euro MTF Market. The Luxembourg listing agent is The Bank of New York Mellon (Luxembourg) S.A., Vertigo Building-Polaris, 2-4 rue Eugène Ruppert, L-2453 Luxembourg, Luxembourg.

Litigation

Neither Brazil nor any governmental agency of Brazil is involved in any litigation or arbitration or administrative proceeding relating to claims or amounts which are material in the context of the issue of the global bonds and which would materially and adversely affect Brazil’s ability to meet its obligations under the global bonds and the indenture with respect to the global bonds. No such litigation or arbitration or administrative proceeding is pending, or, so far as Brazil is aware, threatened.

Documents Relating to the Global Bonds

Copies of the indenture and the form of global bond may be inspected during normal business hours on any weekday (Saturdays, Sundays and public holidays excepted) at the specified offices of the trustee and paying agents.

Where You Can Find More Information

Brazil has filed its 2016 Annual Report with the SEC. You may request copies of this annual report, including its various exhibits and amendments filed from time to time, by contacting the Brazilian Embassy, 3006 Massachusetts Avenue, N.W., Washington, DC 20008, Attn: Finance Section (telephone: +1 (202) 238-2745). Brazil’s SEC filings (except for certain exhibits) are also available to the public from the SEC’s website at http://www.sec.gov.

The 2016 Annual Report, each additional amendment on Form 18-K/A to that annual report and each subsequent annual report on Form 18-K that Brazil files with the SEC after the date of this prospectus supplement but before the end of the offering of the global bonds are considered part of and incorporated by reference in this prospectus supplement. You may obtain a copy of all such documents, free of charge, at the office of the listing agent in Luxembourg.

Information on Brazil

For so long as any global bonds are listed on the Luxembourg Stock Exchange, copies of the most recent monthly press releases of the Central Bank of Brazil in the English language relating to fiscal policy, the foreign sector and monetary policy, or if such monthly press releases cease to be published, comparable economic information of the Central Bank of Brazil, and any document incorporated by reference in this prospectus supplement may be obtained free of charge at the office of the listing agent for the global bonds and at the office of the trustee during usual business hours on any day (Saturdays, Sundays and public holidays excepted).

Clearing

The global bonds have been accepted for clearing and settlement through DTC, Euroclear and Clearstream, Luxembourg (Common Code:                 ; ISIN:                 ; CUSIP No.:                 ).

PROSPECTUS

FEDERATIVE REPUBLIC OF BRAZIL

$5,475,362,000

Debt Securities

Warrants

Brazil may offer up to $5,475,362,000 (or its equivalent in other currencies) aggregate principal amount of its debt securities with or without warrants or other similar securities to purchase, sell or exchange debt securities.

The securities will be direct, general, unconditional, unsecured and unsubordinated External Indebtedness of Brazil. The securities will rank without any preference among themselves and equally with all other unsecured and unsubordinated External Indebtedness of Brazil and will be backed by the full faith and credit of Brazil. It is understood that this provision shall not be construed so as to require Brazil to make payments under the securities ratably with payments being made under any other External Indebtedness of Brazil.

The securities will contain “collective action clauses,” unless otherwise indicated in the applicable prospectus supplement. Under these provisions, which differ from the terms of Brazil’s external indebtedness issued prior to July 2, 2015, Brazil may amend the payment provisions of the securities and other reserve matters listed in the indenture with the consent of the holders of: (1) with respect to a single series of securities, more than 75% of the aggregate principal amount outstanding of such series; (2) with respect to two or more series of securities, if certain “uniformly applicable” requirements are met, more than 75% of the aggregate principal amount of the outstanding securities of all series affected by the proposed modification, taken in the aggregate; or (3) with respect to two or more series of securities, more than 66 2/3% of the aggregate principal amount of the outstanding securities of all series affected by the proposed modification, taken in the aggregate, and more than 50% of the aggregate principal amount of the outstanding securities of each series affected by the proposed modification, taken individually, whether or not certain “uniformly applicable” requirements are met.

Brazil may offer any combination of debt securities and/or warrants from time to time in one or more offerings. Brazil will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest.

Debt securities issued pursuant to a fiscal agency agreement, dated as of November 1, 1996, as amended by Amendment No. 1 thereto, dated as of April 28, 2003, Amendment No. 2 thereto, dated as of March 30, 2004, Amendment No. 3 thereto, dated as of June 28, 2004, and Amendment No. 4 thereto, dated as of August 31, 2011, between Brazil and The Bank of New York Mellon (successor-in-interest to JPMorgan Chase Bank, N.A.), as fiscal agent, paying agent, transfer agent and registrar, will be issued and offered pursuant to a different prospectus.

Brazil may sell the securities directly, through agents designated from time to time or through underwriters or dealers.

Neither the Securities and Exchange Commission nor any state securities commission or any other regulatory body has approved or disapproved of these securities or determined whether this prospectus is adequate, accurate or complete. Any representation to the contrary is a criminal offense.

This prospectus may not be used to make offers or sales of securities unless accompanied by a supplement. Brazil has provided you only the information contained or incorporated by reference in this prospectus or any prospectus supplement. Brazil has not authorized anyone to provide you with different or additional information. Brazil is not making an offer of these debt securities or warrants in any place where the offer is not permitted by law. You should not assume that the information in this prospectus or any prospectus supplement or any document incorporated by reference is accurate as of any date other than the date on the front of those documents. You should read this prospectus and the supplements carefully.

The date of this prospectus is July 21, 2016.

WHERE YOU CAN FIND MORE INFORMATION

Brazil voluntarily files annual reports with the Securities and Exchange Commission, or the SEC. These reports and any amendments to these reports include certain financial, statistical and other information about Brazil, and may be accompanied by exhibits. You may read and copy any document Brazil files with the SEC at the SEC’s public reference room in Washington, D.C. Brazil’s SEC filings are also available to the public from the SEC’s website at http://www.sec.gov. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room or log on to www.sec.gov.

The SEC allows Brazil to “incorporate by reference” the information Brazil files with it. This means that Brazil can disclose important information to you by referring you to those documents. Information that is incorporated by reference is an important part of this prospectus. Brazil incorporates by reference the following documents:

•	Brazil’s Annual Report on Form 18-K for the year ended December 31, 2014 (“2014 Annual Report”) (SEC File No. 333-06682);

•	Amendment No. 1 filed on Form 18-K/A on March 21, 2016 to the 2014 Annual Report

•	Amendment No. 2 filed on Form 18-K/A on March 23, 2016 to the 2014 Annual Report;

•	Amendment No. 3 filed on Form 18-K/A on May 31, 2016 to the 2014 Annual Report; and

•	All amendments to Brazil’s Annual Report on Form 18-K for the year ended December 31, 2014 filed prior to the date of this prospectus.

Brazil also incorporates by reference all future annual reports and amendments to annual reports until it sells all of the debt securities and warrants covered by this prospectus.    Each time Brazil files a document with the SEC that is incorporated by reference, the information in that document automatically updates the information contained in previously filed documents.

You may request a free copy of these filings by writing or calling the Embassy of Brazil at the following address:

Embassy of Brazil

3006 Massachusetts Avenue, N.W.

Washington, D.C. 20008

Attn: Finance Section

(202) 238-2745

DATA DISSEMINATION

Brazil is a subscriber to the International Monetary Fund’s Special Data Dissemination Standard, or “SDDS”, which is designed to improve the timeliness and quality of information of subscribing member countries. The SDDS requires subscribing member countries to provide schedules indicating, in advance, the date on which data will be released, the so-called “Advance Release Calendar”. For Brazil, precise dates or “no-later-than dates” for the release of data under the SDDS are disseminated three months in advance through the Advance Release Calendar, which is published on the Internet under the International Monetary Fund’s Dissemination Standards Bulletin Board. Summary methodologies of all metadata to enhance transparency of statistical compilation are also provided on the Internet under the International Monetary Fund’s Dissemination Standard Bulletin Board. The Internet website is located at http://dsbb.imf.org/Pages/SDDS/CtyCtgList.aspx?ctycode=BRA. The website and any information on it are not part of this prospectus. All references in this prospectus to this website are inactive textual references to this URL, or “uniform resource locator”, and are for your information only.

USE OF PROCEEDS

Unless otherwise specified in the applicable prospectus supplement, Brazil will use the net proceeds from the sale of the securities for the general purposes of Brazil, including the refinancing of domestic and external indebtedness of Brazil.

DEBT SECURITIES

Brazil may issue debt securities, with or without warrants, in distinct series at various times, and these debt securities will be issued pursuant to an indenture between Brazil and a trustee.

The prospectus supplement that relates to your series of debt securities will be issued pursuant to an indenture and identify the trustee and any paying agent that Brazil has appointed for your series of debt securities. The indenture will not be subject to the protections of the Trust Indenture Act of 1939. The prospectus supplement relating to your series of debt securities will also describe the financial terms and other specific terms of your series of debt securities. If the terms or conditions described in the prospectus supplement that relate to your series of debt securities differ from the terms or conditions described in this prospectus, you should rely on the terms or conditions described in the prospectus supplement.

In this description of debt securities, you will see some initially capitalized terms. These terms have very particular, legal meanings, and you can find their definitions under the heading “Definitions” below.

General

The prospectus supplement that relates to your debt securities will specify the following terms:

•	the specific title or designation of the debt securities;

•	the principal amount of the debt securities;

•	the price of the debt securities;

•	the stated maturity date on which Brazil agrees to repay principal;

•	the rate of any interest the debt securities will bear and, if variable, the method by which the interest rate will be calculated;

•	the dates on which any interest payments are scheduled to be made;
•	the date or dates from which any interest will accrue;

•	the record dates for any interest payable on an interest payment date;

•	whether and under what circumstances and terms Brazil may redeem the debt securities before maturity;

•	whether and under what circumstances and terms the holders of the debt securities may opt to have their respective debt securities prepaid;

•	whether and under what circumstances the debt securities will be entitled to the benefit of a sinking fund or other similar arrangement;

•	whether and under what circumstances and terms the holders of the debt securities may opt to obligate Brazil to repurchase or exchange their respective securities, either pursuant to an option that is included in the debt securities or that is or becomes separately tradable following their issuance;

•	the currency or currencies in which such debt securities are denominated, which may be U.S. dollars, another foreign currency or units of two or more currencies;

•	the currency or currencies for which such debt securities may be purchased and in which principal, premium, if any, and interest may be payable;

•	whether any amount payable in respect of the debt securities will be determined based on an index or formula, and, if so, how any such amount will be determined;

•	whether the debt securities will be issued upon the exchange or conversion of other debt securities and, if so, the specific terms relating to this exchange or conversion;

•	whether any part or all of the debt securities will be in the form of a global security and the circumstance in which a global security is exchangeable for certificated (physical) securities;

•	whether the debt securities will be listed and, if listed, the stock exchange on which these debt securities will be listed; and

•	any other terms of the debt securities.

If applicable, the prospectus supplement may also describe any United States federal or Brazilian income tax consequences and special considerations applicable to that particular series of debt securities.

Any moneys held by the trustee in respect of debt securities and remaining unclaimed for two years after those amounts have become due and payable shall be returned to Brazil. After the return of these moneys to Brazil, the holder of this debt security may look only to Brazil for any payment.

Brazil will replace the trustee with a successor trustee if, after written notice of resignation to Brazil and notice to the holder of this debt security, the trustee resigns with respect to the debt securities;

Brazil may, or any bona fide holder of this debt security for at least six months may petition a court of competent jurisdiction to, replace the trustee with a successor trustee at any time, if any of the following occur:

•	the trustee ceases to be eligible in accordance with the indenture and fails to resign after written request by Brazil or a holder of a debt security; or

•	the trustee becomes incapable of acting or is adjudged bankrupt or insolvent, or a receiver or liquidator of the trustee or of its property is appointed, or any public officer takes charge or control of the trustee or of its property or affairs for the purpose of rehabilitation, conservation or liquidation.

The holders of a majority of the aggregate principal amount of outstanding debt securities of any series may at any time remove the trustee and appoint a successor trustee (which, so long as no event of default shall have occurred and be continuing under the indenture or any debt security, shall not be a successor institution to which Brazil reasonably objects).

In the case of a series of debt securities to be issued under the indenture that is subject to the laws of a jurisdiction outside of the United States, at the option of Brazil or the trustee, Brazil will appoint a successor trustee for such series of debt securities prior to its authentication.

Status of the Debt Securities

The debt securities will constitute direct, general, unconditional, unsecured (except as described under the heading “Debt Securities—Negative Pledge” below) and unsubordinated External Indebtedness of Brazil. Brazil has pledged its full faith and credit for the due and punctual payment of principal of, premium, if any, on, and interest on the debt securities.

The debt securities will rank without any preference among themselves and equally with all other unsecured and unsubordinated External Indebtedness of Brazil. It is understood that this provision shall not be construed so as to require Brazil to make payments under the debt securities ratably with payments being made under any other External Indebtedness of Brazil.

Form of Debt Securities

Unless otherwise specified in the applicable prospectus supplement, debt securities denominated in U.S. dollars will be issued:

•	only in fully registered form;

•	without interest coupons; and

•	in denominations of $2,000 and integral multiples of $1,000.

Debt securities denominated in another monetary unit will be issued in the denominations set forth in the applicable prospectus supplement.

Payment

Brazil has agreed that it will duly and punctually pay or cause to be paid the principal of, and premium, if any, and interest on, each of the debt securities and any other payment to be made by Brazil under the debt securities and the indenture. For each series of debt securities, Brazil will arrange for payments on global debt securities by wire transfer of immediately available funds to the applicable clearing system, or to its nominee or common depositary, as the registered owner or bearer of the debt securities, which will receive the funds for distribution to the holders. Brazil will arrange for these payments by paying or causing to be paid to the account of the trustee the funds in time for payments to be made on the global debt securities when due. See “Debt Securities—Global Securities” below.

Brazil will arrange for payments to be made on registered certificated debt securities on the specified payment dates to the registered holders of the debt securities. Brazil will arrange for payments of principal, premium, if any, and interest to be made by check mailed to the registered holders of the debt securities at their registered addresses. So long as the trustee has received from Brazil the funds required for the payment of the amounts due in respect of the debt securities and such funds are available to holders of the debt securities in accordance with the terms of the debt securities and the indenture and holders of the debt securities are not prevented from claiming such funds in accordance with the terms of the debt securities and the indenture, Brazil shall not be considered to have defaulted in its obligation to make payment of such amounts on the date on which such amounts become due and payable.

The register of holders of debt securities will be kept at the New York office of the trustee.

Negative Pledge

Brazil undertakes with respect to each series of debt securities that, as long as any debt securities of that series remain outstanding or any amount payable under that series remains unpaid, it will not create or permit to subsist any Lien on Brazil’s assets, present or future revenues or properties to secure any Public External Indebtedness of Brazil, unless:

•	the debt securities of that series are secured equally and ratably with that Public External Indebtedness; or

•	the debt securities of that series have the benefit of another security, guarantee, indemnity or other arrangement as approved by the holders of the debt securities of that series as provided under the heading “Meetings and Amendments” below.

Notwithstanding the foregoing, Brazil may create or permit to subsist:

•	Liens created prior to the date of issuance of the debt securities of a particular series, including renewals or refinancings of those Liens, provided, however, that any renewal or refinancing of any those Liens secures only the renewal or extension of the original secured financing;

•	Liens securing Public External Indebtedness incurred or assumed by Brazil in connection with a Project Financing, provided, that the property over which those Liens are granted consists solely of assets or revenues of the project for which the Project Financing was incurred;

•	Liens securing Public External Indebtedness which:

•	are issued by Brazil in exchange for secured debt of Brazilian public sector bodies (other than Brazil); and

•	are in an aggregate principal amount outstanding that does not exceed $25,000,000 (or its equivalent in any other currency).

•	Liens securing Public External Indebtedness incurred or assumed by Brazil to finance or refinance the acquisition of the assets on which those Liens have been created or permitted to subsist.

Definitions

“External Indebtedness” means Indebtedness for money borrowed which is payable by its terms or at the option of its holder in any currency other than Brazilian currency (other than any such Indebtedness that is originally issued within Brazil).

“Indebtedness” means all unsecured and unsubordinated obligations of Brazil in respect of money borrowed and guarantees given by Brazil in respect of money borrowed by others.

“Lien” means any lien, pledge, mortgage, security interest or other encumbrance.

“Project Financing” means any financing of all or part of the costs of the acquisition,

construction or development of any project and the person or persons providing such financing expressly agree to limit their recourse to the project financed and the revenues derived from such project as the principal source of repayment for the monies advanced.

“Public External Indebtedness” means any Public Indebtedness of Brazil which is payable by its terms or at the option of its holder in any currency other than Brazilian currency (other than such Public Indebtedness that is originally issued within Brazil); settlement of original issuance by delivery of Public Indebtedness (or the instruments evidencing such Public Indebtedness including by means of a book entry system) within Brazil shall be deemed to be original issuance within Brazil.

“Public Indebtedness” means any payment obligation, including any contingent liability, of any person arising from bonds, debentures, notes or other securities which:

•	are, or were intended at the time of issuance to be, quoted, listed or traded on any securities exchange or other securities market (including, without limiting the generality of the foregoing, securities eligible for resale pursuant to Rule 144A under the United States Securities Act of 1933 (or any successor law or regulation of similar effect)); and

•	have an original maturity of more than one year or are combined with a commitment so that the original maturity of one year or less may be extended at the option of Brazil to a period in excess of one year.

Default and Acceleration of Maturity

Any of the following events will be an event of default with respect to any series of debt securities:

(a) a default by Brazil in any payment of principal of, premium, if any, on, or interest on any debt securities of a series, which continues for 30 days after such payment was due;

(b) a default which is materially prejudicial to the interests of the holders of the debt securities of that series in the performance of any other obligation under the debt securities of that series, which continues for 60 days after the written notice requiring such default to be remedied is given by the trustee or the holders of not less than 25% in aggregate principal amount of debt securities of that series then outstanding;

(c) an acceleration of in excess of $25,000,000 (or its equivalent in any other currency) in aggregate principal amount of Public External Indebtedness of Brazil by reason of an event of default (however described) arising from Brazil’s failure to make any payment of principal, premium, if any, or interest under that Public External Indebtedness when due;

(d) a failure of Brazil to make any payment in respect of the Public External Indebtedness of Brazil in an aggregate principal amount in excess of $25,000,000 (or its equivalent in any other currency) when due (as such date may be extended by virtue of any applicable grace period or waiver), which continues for 30 days after the written notice requiring such default to be remedied is given by the trustee or the holders of not less than 25% in aggregate principal amount of the debt securities of that series then outstanding;

(e) a declaration by Brazil of a moratorium with respect to the payment of principal of, premium, if any, on, or interest on Public External Indebtedness of Brazil which does not expressly exclude the debt securities of that series and which is materially prejudicial to the interests of the holders of the debt securities of that series; or

(f) a denial by Brazil of its obligations under the debt securities of that series.

If any of the events of default described above occurs and is continuing, the trustee or the holders of at least 25% of the aggregate principal amount of the debt securities of the series then outstanding may declare all the debt securities of that series to be due and payable immediately by giving written notice to Brazil, with a copy to the trustee.

Holders holding debt securities representing in the aggregate more than 50% of the principal amount of the then outstanding debt securities of that series may waive any existing defaults and their consequences on behalf of the holders of all of the debt securities of that series if:

•	following the declaration that the principal of the debt securities of that series has become due and payable immediately, Brazil deposits with the trustee a sum sufficient to pay all outstanding amounts then due on those debt securities (other than principal due by virtue of the acceleration upon the event of default) together with interest on such amounts through the date of the deposit as well as the reasonable fees and compensation of the holders that declared those debt securities due and payable, the trustee and their respective agents, attorneys and counsel; and

•	all events of default (other than non-payment of principal that became due by virtue of the acceleration upon the event of default) have been remedied.

Redemption and Repurchase

Unless otherwise set forth in the applicable prospectus supplement, the debt securities will not be redeemable prior to maturity at the option of Brazil or the registered holders of these debt securities.

Brazil may at any time purchase debt securities in any manner and for any consideration. These debt securities purchased by Brazil may, at its discretion, be held, resold or cancelled.

Trustee

The indenture establishes the obligations and duties of the trustee, the right to indemnification of the trustee and the liability and responsibility, including limitations thereof, for actions that the trustee takes. The trustee may become the owner or pledgee of debt securities with the same rights it would have if it were not the trustee and is entitled to enter into business transactions with Brazil or any of its affiliates without accounting for any profit resulting from such transactions.

Paying Agent; Transfer Agents; Registrar

Brazil may appoint paying agents, transfer agents and a registrar with respect to each series of debt securities, as provided for in the relevant debt security, which will be listed at the back of the relevant prospectus supplement. Brazil may appoint other paying agents, transfer agents and registrars with respect to a series.

Meetings and Amendments

Brazil may call a meeting of the holders of debt securities of a series at any time regarding the indenture or the debt securities of the series. Brazil will determine the time and place of the meeting. Brazil will notify the holders of the time, place and purpose of the meeting not less than 30 and not more than 60 days before the meeting.

In addition, Brazil or the trustee will call a meeting of holders of debt securities of a series if the holders of at least 10% in principal amount of all debt securities of the series then outstanding have delivered a written request to Brazil or the trustee (with a copy to Brazil) setting out the purpose of the meeting. Within 10 days of receipt of such written request or copy thereof, Brazil will notify the trustee and the trustee will notify the holders of the time, place and purpose of the meeting called by the holders, to take place not less than 30 and not more than 60 days after the date on which such notification is given.

Only holders and their proxies are entitled to vote at a meeting of holders. Brazil will set the procedures governing the conduct of the meeting and if additional procedures are required, Brazil will consult with the trustee to establish such procedures as are customary in the market.

Modifications may also be approved by holders of debt securities of a series pursuant to written action with the consent of the requisite percentage of debt securities of such series. Brazil will solicit the consent of the relevant holders to the modification not less than 10 and not more than 30 days before the expiration date for the receipt of such consents as specified by Brazil.

The holders may generally approve any proposal by Brazil to modify the indenture or the terms of the debt securities of a series with the affirmative vote (if approved at a meeting of the holders) or consent (if approved by written action) of holders of more than 50% of the outstanding principal amount of the debt securities of that series.

However, holders may approve, by vote or consent through one of three modification methods, any proposed modification by Brazil that would do any of the following (such subjects referred to as “reserve matters”):

•	change the date on which any amount is payable on the debt securities;

•	reduce the principal amount (other than in accordance with the express terms of the debt securities and the indenture) of the debt securities;

•	reduce the interest rate on the debt securities;

•	change the method used to calculate any amount payable on the debt securities (other than in accordance with the express terms of the debt securities and the indenture);

•	change the currency or place of payment of any amount payable on the debt securities;

•	modify Brazil’s obligation to make any payments on the debt securities (including any redemption price therefor);

•	change the identity of the obligor under the debt securities;

•	change the definition of “outstanding” or the percentage of affirmative votes or written consents, as the case may be, required to make a “reserve matter modification”;

•	change the definition of “uniformly applicable” or “reserve matter modification”;

•	authorize the trustee, on behalf of all holders of the debt securities, to exchange or substitute all the debt securities for, or convert all the debt securities into, other obligations or securities of Brazil or any other person; or

•	change the legal ranking, governing law, agreement to arbitrate, submission to jurisdiction in Brazil or waiver of immunities provisions of the terms of the debt securities.

A change to a reserve matter, including the payment terms of any series of debt securities, can be made without your consent, as long as the change is approved, pursuant to one of the three following modification methods, by vote or consent by:

•	the holders of more than 75% of the aggregate principal amount of the outstanding debt securities of a series affected by the proposed modification;

•	where such proposed modification would affect the outstanding debt securities of two or more series (a “cross-series modification”), the holders of more than 75% of the aggregate principal amount of outstanding debt securities of all of the series affected by the proposed modification, taken in the aggregate, if certain “uniformly applicable” requirements are met (a “cross-series modification with single aggregated voting”); or

•	where such proposed modification would affect the outstanding debt securities of two or more series, whether or not certain “uniformly applicable” requirements are met, the holders of more than 66 2/3% of the aggregate principal amount of the outstanding debt securities of all of the series affected by the proposed modification, taken in the aggregate, and the holders of more than 50% of the aggregate principal amount of the outstanding debt securities of each series affected by the modification, taken individually (a “cross-series modification with two-tier voting”).

“uniformly applicable,” as referred to above, in the context of a proposed cross-series modification, means a modification by which holders of debt securities of any series affected by that modification are invited to exchange, convert or substitute their debt securities on the same terms for (x) the same new instruments or other consideration or (y) new instruments or other consideration from an identical menu of instruments or other consideration. A modification will not be considered to be uniformly applicable if each exchanging, converting or substituting holder of debt securities of any series affected by that modification is not offered the same amount of consideration per amount of principal, the same amount of consideration per amount of interest accrued but unpaid and the same amount of consideration per amount of past due interest, respectively, as that offered to each other exchanging, converting or substituting holder of debt securities of any series affected by that modification (or, where a menu of instruments or other consideration is offered, each exchanging, converting or substituting holder of debt securities of any series affected by that modification is not offered the same amount of consideration per amount of principal, the same amount of consideration per amount of interest accrued but unpaid and the same amount of consideration per amount of past due interest, respectively, as that offered to each other exchanging, converting or substituting holder of debt securities of any series affected by that modification electing the same option under such menu of instruments).

Brazil may select, in its discretion, any modification method for a reserve matter modification in accordance with the indenture and designate which series of debt securities will be included for approval in the aggregate of modifications affecting two or more series of debt securities. Any selection of a modification method or designation of series to be included will be final for the purpose of that vote or consent solicitation.

A cross-series modification constituting or including a reserve matter modification to the terms and conditions of the affected debt securities that is not uniformly applicable must be effected pursuant to a cross-series modification with two-tier voting; such a cross-series modification that is uniformly applicable may be effected pursuant to a cross-series modification with single aggregated voting or a cross-series modification with two-tier voting, at Brazil’s option.

Before soliciting any consent or vote of any holder of debt securities for any change to a reserve matter, Brazil will provide the following information to the trustee for distribution to the holders of debt securities of any series that would be affected by the proposed modification:

•	description of Brazil’s economic and financial circumstances which are, in Brazil’s opinion, relevant to the to the request for the proposed modification, a description of Brazil’s existing debts and description of any broad policy reform program and provisional macroeconomic outlook;

•	if Brazil shall at the time have entered into an arrangement for financial assistance with multilateral and/or other major creditors or creditor groups and/or an agreement with any such creditors regarding debt relief, (x) a description of any such arrangement or agreement and (y) where permitted under the information disclosure policies of the multilateral or other creditors, as applicable, a copy of the arrangement or agreement;

•	a description of Brazil’s proposed treatment of external debt instruments that are not affected by the proposed modification and its intentions with respect to any other major creditor groups; and

•	if Brazil is then seeking any reserve matter modification affecting any other series of debt securities, a description of that proposed modification.

For purposes of determining whether the required percentage of holders of the debt securities of a series has approved any amendment, modification or change to, or waiver of, the debt securities or the indenture, or whether the required percentage of holders has delivered a notice of acceleration of the debt securities of that series, debt securities will be disregarded and deemed not to be outstanding and may not be counted in a vote or consent solicitation for or against a proposed modification if on the record date for the proposed modification or other action or instruction hereunder, the debt security is held by Brazil or by a public sector instrumentality, or by a corporation, trust or other legal entity that is controlled by Brazil or a public sector instrumentality, except that (x) debt securities held by Brazil or any public sector instrumentality of Brazil or by a corporation, trust or other legal entity that is controlled by Brazil or a public sector instrumentality which have been pledged in good faith may be regarded as outstanding if the pledgee establishes to the satisfaction of the trustee the pledgee’s right so to act with respect to such debt securities and that the pledgee is not Brazil or a public sector instrumentality, and in case of a dispute concerning such right, the advice of counsel shall be full protection in respect of any decision made by the trustee in accordance with such advice and any certificate, statement or opinion of counsel may be based, insofar as it relates to factual matters or information that is in the possession of the trustee, upon the certificate, statement or opinion of or representations by the trustee; and (y) in determining whether the trustee will be protected in relying upon any such action or instructions hereunder, or any notice from holders, only debt securities that a responsible officer of the trustee knows to be so owned or controlled will be so disregarded.

As used in the preceding paragraph, “public sector instrumentality” means any department, ministry or agency of Brazil, and “control” means the power, directly or indirectly, through the ownership of voting securities or other ownership interests, by contract or otherwise, to direct the management of or elect or appoint a majority of the board of directors or other persons performing similar functions in lieu of, or in addition to, the board of directors of that legal entity.

Certain Amendments Not Requiring Holder Consent.

Brazil and the trustee may, without the vote or consent of any holder of debt securities of a series, amend the indenture or the debt securities of the series for the purpose of:

•	adding to Brazil’s covenants for the benefit of the holders;
•	surrendering any of Brazil’s rights or powers with respect to the debt securities of that series;

•	securing the debt securities of that series;

•	curing any ambiguity or curing, correcting or supplementing any defective provision in the debt securities of that series or the indenture;

•	amending the debt securities of that series or the indenture in any manner that Brazil and the trustee may determine and that does not materially adversely affect the interests of any holders of the debt securities of that series; or

•	correcting a manifest error of a formal, minor or technical nature.

Judgment Currency

If a court or arbitral tribunal renders a judgment or order in respect of amounts due to a holder of a debt security and this judgment or order permits Brazil to pay those amounts in a currency (the “judgment currency”) other than the currency in which the debt security is denominated (the “debt security currency”), Brazil will pay any deficiency arising or resulting from any variation in the rates of exchange between the date as of which the amount in the debt security currency is notionally converted into the amount in the judgment currency for the purposes of this judgment or order and the date of actual payment of this judgment or order.

Tax Withholding; Payment of Additional Amounts

Brazil will make all principal, premium, if any, and interest payments on the debt securities of each series without deducting or withholding any present or future Brazilian taxes, assessments or other governmental charges unless the deduction or withholding is required by law. In the event that Brazil is required to make any such deductions, it will pay the holders of the debt securities the additional amounts necessary to ensure that such holders receive the same amount as they would have received in the absence of such withholding or deduction.

Brazil will not, however, pay any additional amounts in connection with any Brazilian tax, assessment or other governmental charge that is imposed due to any of the following:

•	a holder or beneficial owner having some present or former connection with Brazil other than the mere holding of that debt security or being the beneficial owner of the debt securities or the receipt of payments of any nature on the debt securities or enforcing its rights with respect to the debt securities;

•	the failure of the holder or beneficial owners of that debt security to comply with any certification, identification or other reporting requirements concerning the nationality, residence, identity or connection with Brazil of that holder or beneficial owner as a precondition to exemption from those Brazilian taxes, assessments or other governmental charges; or

•	the holder, beneficial owner or any other person through which the holder or beneficial owner holds the debt security having presented for payment more than 30 days after the Relevant Date except to the extent that such holder, beneficial owner or such other person would have been entitled to additional amounts on presenting such debt security for payment on the last day of such 30-day period.

The term “Relevant Date” in respect of any debt security means either the date on which payment in respect of the debt security first becomes due or, if the full amount of the money payable has not been received by the trustee on or prior to such due date, the date on which notice is given to the holders of debt securities that the full amount of those monies has been received and is available for payment.

Any reference in this section to “principal” and/or “interest” includes any additional amounts which may be payable under the debt securities.

Global Securities

The prospectus supplement that relates to your debt securities indicates whether any of the debt securities you purchase will be represented by a global security. The aggregate principal amount of any global security equals the sum of the principal amount of all the debt securities it represents. The global security will be registered in the name of the depositary identified in the prospectus supplement or its nominee, and will be deposited with the depositary or its nominee.

Limitations on Your Ability to Obtain Debt Securities Registered in Your Name. The global security will not be registered in the name of any person other than the depositary or its nominee. Similarly, the global security will not be exchanged for debt securities that are registered in the name of any person other than the depositary or its nominee. An exception to these restrictions would be made only if:

•	the depositary notifies Brazil that it is unwilling, unable or no longer qualified to continue to act as depositary or ceases to be a clearing agency registered under the U.S. Securities Exchange Act of 1934 and Brazil does not appoint a successor depositary within 90 days of receiving notice from the depositary or becoming aware of such ineligibility;

•	the trustee institutes or is directed to institute any judicial proceeding in a court or arbitral proceeding to enforce the rights of the holders with respect to the debt securities represented by the global security and the trustee has been advised by counsel that in connection with such proceeding it is necessary or appropriate for the trustee to obtain possession of the debt securities, the trustee may in its sole discretion determine that the series of debt securities represented by a global security will no longer be represented by a global security; or

•	at any time Brazil decides it no longer wishes to have all or part of the debt securities represented by a global security.

In those circumstances, the depositary will authenticate and deliver a certificated (physical) debt security issued in exchange for the global security. These certificated (physical) debt securities will be issued:

•	only in fully registered form; and

•	without interest coupons.

The depositary or its nominee will be considered the sole owner and holder of the global security for all purposes. As a result:

•	You cannot get debt securities registered in your name for so long as they are represented by the global security;

•	You cannot receive certificated (physical) debt securities in your name in exchange for your beneficial interest in the global security;

•	You will not be considered to be the owner or holder of the global security or any debt securities represented by the global security for any purpose;

•	You cannot assert any right of a holder of the debt securities unless you are authorized by the depositary and the participant through which you hold your beneficial interest; and

•	All payments on the global security will be made to the depositary or its nominee.

In some jurisdictions, certain types of purchasers (such as some insurance companies) are not permitted to own securities represented by a global security. These laws may limit your ability to sell or transfer your beneficial interest in the global security to these types of purchasers.

Beneficial Interests in and Payments on Global Security. Institutions that have accounts with the depositary or a nominee of the depositary, such as securities brokers and dealers, are called participants. Only participants, and persons that hold beneficial interests through participants, can own a beneficial interest in the global security. The depositary keeps records of the ownership and transfer of beneficial interests in the global security by its participants. In turn, participants keep records of the ownership and transfer of beneficial interests in the global security by other persons (such as their customers). No other records of the ownership and transfer of beneficial interests in the global security will be kept.

When the depositary receives payment of principal or interest on the global security, the depositary is expected to credit its participants’ accounts in amounts that correspond to their respective beneficial interests in the global security. In turn, after the participants’ accounts are credited, the participants are expected to credit the accounts of the owners of beneficial interests in the global security in amounts that correspond to the owners’ respective beneficial interests in the global security.

The depositary and its participants establish policies and procedures that govern payments, transfers, exchanges and other important matters that affect owners of beneficial interests in the global security. The depositary and its participants may change these policies and procedures from time to time. Brazil has no responsibility or liability for the records of owners of beneficial interests in the global security. Also, Brazil is not responsible for maintaining, supervising or reviewing those records or payments. Brazil has no responsibility or liability for any aspect of the relationship between the depositary and its participants or for any aspects of the relationship between participants and owners of beneficial interests in the global security.

WARRANTS

Brazil may issue warrants or other similar securities, either separately or together with debt securities, that would entitle the holder to purchase debt securities or obligate Brazil to repurchase or exchange debt securities. If Brazil issues any warrants, each issue of warrants will be issued under a warrant agreement between Brazil and a bank or trust company, as warrant agent. The terms of any warrant agreement related to the issue of warrants and the specific terms of the issue of warrants will be described in the prospectus supplement that relates to your particular warrants. The prospectus supplement that relates to your particular warrants or other similar securities will describe the following terms:

•	the terms listed under the heading “Debt Securities” as they relate to the particular debt securities you have the right to purchase if you exercise your warrants;

•	the amount of debt securities each warrant entitles you to purchase if you exercise your warrants and the purchase price of those debt securities;

•	the amount and type of debt securities that you may obligate Brazil to purchase or exchange if you exercise your warrants or other securities and the purchase price for those debt securities;

•	the procedures you must follow and the conditions you must satisfy to exercise your warrants or other securities;

•	the dates on which your right to exercise your warrants or other securities begins and expires;

•	whether and under what conditions Brazil may cancel or terminate your warrants or other securities;

•	whether and when your warrants or other securities and any debt securities issued together with your warrants or other securities may be sold or transferred separately;

•	whether the certificates that represent the warrants or other securities will be issued in registered or bearer form, whether they will be exchangeable as between such forms and, if issued in registered form, whether the warrants or other securities can be transferred and registered;

•	any special United States federal income tax considerations applicable to the issuance of your warrants or other securities; and

•	any other terms of such warrants or other securities.

GOVERNING LAW

The indenture and the debt securities will be governed by, and interpreted in accordance with, the laws of the State of New York without regard to those principles of conflicts of laws that would require the application of the laws of a jurisdiction other than the State of New York; provided that all matters related to the consent of holders and modifications to the indenture or the debt securities will always be governed by and construed in accordance with the laws of the State of New York; provided, further, that the laws of Brazil will govern all matters governing authorization and execution of the indenture and the debt securities by Brazil.

ARBITRATION AND ENFORCEABILITY

Under Brazilian law, Brazil is prohibited from submitting to the jurisdiction of a foreign court for the purposes of adjudication on the merits in any dispute, controversy or claim against Brazil arising out of or relating to the securities. Brazil has agreed, however, that any dispute, controversy or claim between or among any of Brazil, the trustee and any holder arising out of or relating to the securities, including the performance, interpretation, construction, breach, termination or invalidity of the securities, shall be finally settled by arbitration in New York, New York.

Under the terms of the securities, a holder of any security is deemed to have agreed to the use of arbitration to resolve any dispute, controversy or claim against Brazil or the trustee arising out of or relating to the securities unless, with respect to an action against Brazil only, the holder elects to bring a claim in a competent court in Brazil as may be permitted by the terms of the securities. If at the time such claim brought in a competent court in Brazil has been filed an arbitral tribunal has been constituted to resolve a dispute, controversy or claim relating to substantially the same occurrence, transaction, or series of transactions and occurrences, such dispute, controversy or claim shall be resolved pursuant to arbitration.

The decision of any arbitral tribunal shall be final to the fullest extent permitted by law. Brazil has agreed that in any arbitration, it will not raise any defense that it could not raise but for the fact that it is a sovereign state. In the United States, realization upon an arbitral award rendered against Brazil would depend upon the application of the United States Foreign Sovereign Immunities Act of 1976, as amended (the “FSIA”).

Brazil has not consented to the jurisdiction of any court outside Brazil in connection with actions arising out of or based on the securities, has not appointed any agent for service of process other than for the purpose of obtaining judicial acceptance of any arbitral award pursuant to the securities in the Superior Court of Justice in Brazil, and has not agreed to waive any defense of sovereign immunity to which it may be entitled in any action or proceeding in any jurisdiction other than in an action brought in Brazil. Brazil has agreed that any process or other legal summons in connection with obtaining judicial acceptance of any arbitral award in the Superior Court of Justice may be served upon it by delivery to the Advogado Geral da União (Attorney General) of Brazil or by any other means permissible under the laws of Brazil.

Because Brazil has not waived its sovereign immunity in connection with any action brought outside Brazil arising out of or relating to the securities (including without limitation any action arising out of or based on United States federal or state securities law), it will not be possible to obtain a United States judgment against Brazil unless a court were to determine that (i) Brazil is not entitled under the FSIA to sovereign immunity with respect to such actions and (ii) the matter should not be referred to arbitration as contemplated by the securities. Any judgment rendered against Brazil by a court outside Brazil in an action in which Brazil has not submitted to the jurisdiction of such court or otherwise expressly waived its defense of sovereign immunity would not be enforceable against Brazil under its laws.

The enforcement by a Brazilian court of a foreign arbitral award is subject to the recognition of such award by the Superior Court of Justice. The Superior Court of Justice will recognize such an award if all of the required formalities are observed and the award does not contravene Brazilian national sovereignty, public policy and “good morals”. Under Article 100 (formerly Article 67) of the Civil Code of Brazil, the public property of the Republic located in Brazil is not subject to execution or attachment, either prior to or after judgment. The execution of an arbitral award against the Republic in Brazil is only available in accordance with the procedures set forth in Article 910 of the Civil Procedure Code of Brazil of March 16, 2015, which envisions the registration of the recognized award for inclusion in the budget for payment in a subsequent fiscal year of the Republic.

Recognition of foreign arbitral awards for purposes of enforcement in Brazil may be sought directly in the Superior Court of Justice of Brazil without the need to first convert the arbitral award into a judgment in the place of arbitration.

Notwithstanding the foregoing, (i) with respect to an action against Brazil only, a holder of any security may institute legal proceedings against Brazil in a competent court in Brazil so long as at the time such action has been filed an arbitral tribunal has not been constituted to resolve a dispute, controversy or claim relating to substantially the same occurrence, transaction, or series of transactions and occurrences, and (ii) Brazil has waived any immunity from jurisdiction or execution of judgment in Brazil (except for the limitation on alienation of public property referred to in Article 100 of the Civil Code of Brazil) to which it might otherwise be entitled in any such proceeding.

Unless otherwise set forth in the applicable prospectus supplement, this “Arbitration and Enforceability” section will apply to securities issued pursuant to this prospectus.

PLAN OF DISTRIBUTION

Brazil may sell any combination of the debt securities and/or warrants or other similar securities in any of three ways:

•	through underwriters or dealers;

•	directly to one or more purchasers; or

•	through agents.

Each prospectus supplement will set forth:

•	the name or names of any underwriters or agents;

•	the purchase price of the securities of that series;

•	the net proceeds to Brazil from the sale of these securities;

•	any underwriting discounts, agent commissions or other items constituting underwriters’ or agents’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the securities may be listed.

The securities may be sold from time to time in distinct series by different means at different prices that are negotiated and fixed or that vary based on market prices.

Underwriters used in the sale of securities will distribute the securities on a firm commitment basis. In this case, the underwriters will acquire the securities for their own account and may resell them from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices to be determined at the time of sale. Brazil may offer the securities to the public either through underwriting syndicates represented by managing underwriters or directly by underwriters. Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all such securities if any are purchased. The underwriters may change any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

Brazil may also sell securities of any series directly to the public or through agents designated by Brazil from time to time. Unless otherwise specified in the applicable prospectus supplement, an agent used in the sale of securities will sell the securities on a reasonable best efforts basis for the period of its appointment.

In compliance with the Financial Industry Regulatory Authority (“FINRA”) guidelines, the maximum compensation to any underwriters or agents in connection with the sale of any securities pursuant to this prospectus and any applicable prospectus supplement will not exceed 8% of the aggregate total offering price to the public of such securities as set forth on the cover page of the applicable prospectus supplement; however, it is anticipated that the maximum compensation paid will be significantly less than 8%.

Brazil may authorize agents, underwriters or dealers to solicit offers by certain specified entities to purchase the securities from Brazil under “delayed delivery” contracts. Purchasers of securities under delayed delivery contracts will pay the public offering price plus accrued interest, if any, and will take delivery of these securities on a date or dates stated in the applicable prospectus supplement.

Delayed delivery contracts will be subject only to those conditions set forth in the applicable prospectus supplement. The applicable prospectus supplement will set forth the commission payable for solicitation of these delayed delivery contracts.

Brazil may offer the securities of any series to present holders of other securities of Brazil as consideration for the purchase or exchange by Brazil of other securities. This offer may be in connection with a publicly announced tender, exchange or other offer for the securities or in privately negotiated transactions. This offering may be in addition to or in lieu of sales of securities directly or through underwriters or agents as set forth in the applicable prospectus supplement.

Brazil may agree to indemnify agents and underwriters against certain liabilities, including liabilities under the United States Securities Act of 1933, or to contribute to payments which the agents or underwriters may be required to make in respect of any of these liabilities. Agents and underwriters may engage in transactions with or perform services for Brazil in the ordinary course of business.

VALIDITY OF THE SECURITIES

The validity of the debt securities and warrants or other similar securities will be passed upon for Brazil by a Deputy Attorney General of the National Treasury, or another duly authorized attorney of the Office of the Attorney General of the National Treasury and by Cleary Gottlieb Steen & Hamilton LLP, United States counsel to Brazil, and for the underwriters, if any, by United States counsel and Brazilian counsel to the underwriters named in the applicable prospectus supplement.

As to all matters of Brazilian law, Cleary Gottlieb Steen & Hamilton LLP may rely on the opinion of the Deputy Attorney General of the National Treasury (or such other attorney of the Office of the Attorney General of the National Treasury). As to all matters of United States law, the Deputy Attorney General of the National Treasury (or such other attorney of the Office of the Attorney General of the National Treasury) may rely on the opinion of Cleary Gottlieb Steen & Hamilton LLP. Certain statements with respect to matters of Brazilian law in this prospectus have been passed upon by the Deputy Attorney General of the National Treasury, and are made upon his authority.

OFFICIAL STATEMENTS

Information included in this prospectus which is identified as being derived from a publication of, or supplied by, Brazil or one of its agencies or instrumentalities is included on the authority of that publication as a public official document of Brazil. All other information in this prospectus and the registration statement (of which this prospectus is a part) is included as a public official statement made on the authority of the Minister of Finance.

AUTHORIZED REPRESENTATIVE

The authorized representative of Brazil in the United States of America is the Ambassador of Brazil to the United States of America, whose address is:

Embassy of Brazil

3006 Massachusetts Avenue, N.W.

Washington, D.C. 20008.

THE ISSUER

The Federative Republic of Brazil

Ministry of Finance

Secretaria do Tesouro Nacional

Esplanada dos Ministérios

Brasília, DF

Brazil

TRUSTEE The Bank of New York Mellon 101 Barclay Street, 7th Floor East New York, New York 10286 United States	LUXEMBOURG PAYING AGENT AND TRANSFER AGENT The Bank of New York Mellon (Luxembourg) S.A. Vertigo Building-Polaris 2-4 rue Eugène Ruppert L-2453 Luxembourg Luxembourg

LEGAL ADVISORS

To Brazil, as to U.S. law:

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, New York 10006

United States

To Brazil, as to Brazilian law:

Fabrício Da Soller

Procurador-Geral da Fazenda Nacional

Esplanada dos Ministérios

Brasília, DF

Brazil

To the underwriters, as to U.S. law:

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004

United States

To the underwriters, as to Brazilian law:

Pinheiro Neto Advogados

Rua Hungria, 1100

01455-000 São Paulo, São Paulo

Brazil

LUXEMBOURG LISTING AGENT

The Bank of New York Mellon (Luxembourg) S.A.

Vertigo Building-Polaris

2-4 rue Eugène Ruppert

L-2453 Luxembourg

Luxembourg

U.S.$

Federative Republic of Brazil

        % Global Bonds due 2028

PROSPECTUS SUPPLEMENT

Joint Lead Managers and Joint Bookrunners

Deutsche Bank Securities	Itaú BBA	Santander

October     , 2017